CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS

BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE

REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

Exhibit 10.17

EXECUTION VERSION

Amended and Restated License Agreement

The Amendment and Restated License Agreement (the “ARLA”) attached herewith under the Enclosure is executed on March 23, 2023 (the “ARLA Execution Date”) by and between Ospedale San Raffaele S.r.l., an Italian company having registered office at via Olgettina No. 60, 20132, Milan, Italy, Fiscal Code 07636600962, duly represented for the purposes hereof by its Managing Director, Ing. Marco Centenari (“OSR”), on the one side, and Genenta Science S.p.a., an Italian company having registered office at via Olgettina No. 60, 20132, Milan, Italy, Fiscal Code 08738490963, duly represented for the purposes hereof by its Chief Executive Officer, Mr. Pierluigi Paracchi (“Genenta”), on the other side (OSR and Genenta shall be, collectively but not jointly, defined as the “Parties” and, severally, a “Party”).

Particularly, with the execution of the ARLA the Parties intend to further amend that certain license agreement entered into on December 15, 2014 (as amended by Amendment No.1 dated March 16, 2017 (“Amendment No.1”), Amendment No.2 dated February 1, 2019 (“Amendment No.2”), Amendment No. 3 dated December 23, 2020 (“Amendment No. 3”), Amendment No. 4 dated September 28, 2021 (“Amendment No. 4”), Amendment No. 5 dated January 22, 2022 (“Amendment No. 5”) and the letter agreements dated September 29, 2022 and December 22, 2022 (“Letter Agreements”); the license agreement, as amended by Amendment No.1, Amendment No.2, Amendment No.3, Amendment No.4, Amendment No.5, and the Letter Agreements, as well as by this ARLA, is hereinafter referred to as the “Agreement”; the license agreement as amended by Amendments from No.1 to No. 5 is hereinafter referred to as the “Last Amended License Agreement”), inter alia,

-	to extend to all Solid Cancer Indications the Field of Use of the license granted under the Last Amended Licensed Agreement (provided that prior to the ARLA Execution Date Genenta exercised the option granted under the Last Amended License Agreement with respect to GBM (glioblastoma) and LC (solid liver cancer));
-	to carve-out all Lympho-Hematopoietic Indications from the Field of Use of the license granted under the Last Amended Licensed Agreement and grant Genenta an option to include Lympho-Hematopoietic Indications as part of the Field of Use of the license granted under the ARLA;

under the terms and conditions set forth in the ARLA.

The Parties hereby agree as follows:

a)	Promptly upon the ARLA Execution Date, the Parties will submit a Golden Power Notification to the competent government authority (according to the Golden Power Regulation), in connection with the amendments to the Last Amended Licensed Agreement as included in the ARLA (the “GP Notification”). The Parties agree and acknowledge that the ARLA shall not come into effect until (i) the Parties receive a response to the GP Notification from the competent government authority that provides the Parties consent to effect the amendments contemplated by the ARLA or (ii) the consent is inferred by way of silent consent (so called “silenzio assenso”) upon the lapse of the statutory period for delivery of such response ((i) and (ii) hereinafter the “GP Response”; the date on which the GP Response is obtained - or formed in the event under (ii) - is referred to as the “ARLA Effective Date”).

“Golden Power Notification” means any notice to the Italian Government or other public authority or public entity required pursuant to the Golden Power Regulation.

“Golden Power Regulation” means the golden power regulation under the Decree-Law No. 21 of 15 March 2012, converted into Law No. 56 of 11 May 2012, as further amended, supplemented and implemented, including the amendments introduced by means of Decree -Law No. 21 of 21 March 2022, converted into Law No. 51 of 20 May 2022;

b)	The Parties shall cooperate with a view to obtaining the GP Response (including providing any information and document to the authority or otherwise necessary for its clearance, participate in any conference calls and meetings requested by the authority);

c)	The Parties agree and acknowledge that, if a modification to or waiver of rights in respect to this ARLA is required by the competent government authority in connection with the Golden Power Notification, the Parties shall promptly negotiate such required amendments and waivers, as applicable, in good faith;

d)	The Last Amended License Agreement shall continue to be effective until the ARLA Effective Date. The amendments to the Last Amended License Agreement as set forth in the ARLA shall be effective starting from the ARLA Effective Date, provided that the provisions under a), b) and c) above shall be effective starting from the ARLA Execution Date. Starting from the ARLA Effective Date the ARLA embodies the entire agreement between the Parties and supersedes any prior representations, understandings and agreements between the Parties regarding the subject matter hereof;

e)	All references to the Effective Date in the ARLA attached herewith shall be intended as referred to December 15, 2014, unless the ARLA expressly refers to the ARLA Effective Date;

f)	In the event that the GP Response is not obtained on or before the expiry of 90 days from the ARLA Execution Date (“GP Long Stop Date”), the ARLA shall be regarded as non-effective and the Last Amended License Agreement shall continue to regulate the license grant to Genenta;

g)	OSR agrees that, in the event that the GP Response is not obtained on or before the GP Long Stop Date, Genenta shall be entitled to exercise the Competing Product Option and the option to convert the option exercise to the second Solid Cancer Indication (i.e. solid liver cancer) to the Alternate Indication as set forth in Section 2 of Amendment No. 4 (which expired on March 23, 2023) during the 30 days starting from the GP Long Stop Date; provided that the exercise by Genenta of any such options during such 30 day term shall not determine any further extension of any options;

h)	For the avoidance of doubt, the Parties acknowledge and agree that prior to the ARLA Execution Date Genenta has not exercised the Competing Product Option, as well as any option with respect to Additional Patents and OSR Product Improvements;

i)	The Parties agree that the definition of “Option Period” according to the Sponsored Research Agreement executed by and between OSR and Genenta on February 12, 2021 (the “2021 SRA”) shall be intended as expiring as of the expiry of sixty (60) days from the delivery by OSR to Genenta of the final report in relation to the applicable Research Project.

In witness whereof, the Parties have executed this Agreement effective as of the Effective Date.

Ospedale San Raffaele S.r.l.

By:	/s/ Marco Centenari

Name:	Marco Centenari

Genenta Science S.p.A.

By:	/s/ Pierluigi Paracchi

Name:	Mr. Pierluigi Paracchi

Enclosure

License Agreement

This License Agreement (the “Agreement”) is entered into

by and between

Ospedale San Raffaele S.r.l., an Italian company having registered office at via Olgettina No. 60, 20132, Milan, Italy, Fiscal Code 07636600962, duly represented for the purposes hereof by its Managing Director, Ing. Marco Centenari (“OSR”)

- on the one side -

and

Genenta Science S.p.a., an Italian company having registered office at via Olgettina No. 60, 20132, Milan, Italy, Fiscal Code 08738490963, duly represented for the purposes hereof by its Chief Executive Officer, Mr. Pierluigi Paracchi (“Genenta”)

- on the other side -

(OSR and Genenta shall be, collectively but not jointly, defined as the “Parties” and, severally, a “Party”).

Whereas:

(A)	On June 19, 2013, Fondazione Telethon, having its principal seat in Rome, via Carlo Spinola No. 16 (“Telethon”) and OSR stipulated a co-operation agreement (as subsequently amended, the “OSR-Telethon Cooperation Agreement”), for the carrying out of basic, translational and clinical research relating to diagnosis and therapy of certain diseases through the establishment of the so-called “San Raffaele Telethon Institute for Gene Therapy” (the “TIGET Institute”);

(B)	For what matters for the purposes of this Agreement, the OSR-Telethon Cooperation Agreement sets forth: (i) the joint ownership on any intellectual property rights arising out from the research activities jointly carried out through the TIGET Institute (a) in the specific field consisting in the diagnosis, physiopathology and therapy of hereditary genetic diseases, including diagnostic and prognostic applications, the development and clinical trial of strategy and technological platform for the gene and cells therapy, the identification, characterization, manipulation and transplant of stem or differentiated cells relevant for regenerating medicine, cell therapy and modulation of immunological reaction and (b) outside the field mentioned in clause (i)(a) above; and (ii) the granting of a world-wide exclusive license by Telethon to OSR, bearing the right to sub-license to third party, on the intellectual property rights jointly held by Telethon and OSR and arising out from the research activities carried out outside the field indicated in clause (i)(a) above;

(C)	On the basis of the OSR-Telethon Cooperation Agreement, the TIGET Institute has carried out certain pre-clinical studies on a specific gene therapy approach compound (as identified below) to be further developed and assessed on human clinical trials based on the use of Interferon (IFN) gene therapy by lentiviral based-HSPC gene transfer with respect to lympho-hematopoietic indication and/or solid cancer indication and, therefore, OSR owns and, for the quota held by Telethon, has the right to license, the intellectual property rights accrued up to the Effective Date on the know-how developed as of the Effective Date, it being understood that the know-how in possession of OSR as of the Effective Date that is reasonably necessary to research, develop, manufacture or commercialize the Licensed Products in the Field of Use is identified (along with the relevant limitations) in Exhibit (C) to this Agreement (the “Existing Know-How”);

(D)	On July 24, 2014, OSR, Prof. Luigi Naldini, Prof. Bernhard Gentner and Mr. Pierluigi Paracchi incorporated Genenta;

(E)	On July 24, 2014, OSR, Prof. Luigi Naldini, Prof. Bernhard Gentner, and Mr. Pierluigi Paracchi entered into an investment and shareholders’ agreement for the regulation of the common investment in Genenta as well as to regulate certain governance prerogatives on the management of the said company (the “Genenta Investment Agreement”);

(F)	Based on the Genenta Investment Agreement, Genenta shall operate in the development and subsequent exploitation of a project for the research and development of a treatment of cancer through genetic therapy and, specifically, for the inhibition of cancer through the genetic engineering of hematopoietic stem cells used as carrier of alpha-interferon through monocytes (the “Genenta Project”);

(G)	For what matters for the purposes of this Agreement, the Parties hereby acknowledge that:

(a)	on December 12, 2014, OSR, in accordance to the terms of the OSR-Telethon Cooperation Agreement, notified Telethon its intention to license the patents and the relevant Existing Know-How in the field covered by the Genenta Project and requested Telethon the authorization to further sub-license the Telethon’s quota of the said patents and know-how in the field covered by the Genenta Project;

(b)	on the very same date, Telethon acknowledged the communication mentioned under clause (a) above and agreed to amend the OSR-Telethon Cooperation Agreement so that the right to further sub-license the Telethon’s quota of the said patents and Know-How in the field covered by the Genenta Project is now expressly set forth in the OSR-Telethon Cooperation Agreement;

(H)	In furtherance of the Genenta Investment Agreement, OSR is willing to grant to Genenta, who is willing to accept, a license under the Licensed Technology in the Field of Use (each as defined below), under the terms and conditions set forth below and the Parties hereby acknowledge that, through the entering of this Agreement, the condition precedent set forth in clause a) of Article 3.1 of the Investment Agreement is met.

* * *

Now, Therefore, also in consideration of the foregoing premises, which together with the Exhibits herein appended form an integral and substantial part of this Agreement, and the mutual covenants herein contained, the Parties hereby agree as follows.

1.	Definitions

In addition to the other terms and expressions elsewhere defined in this Agreement, or purposes hereof, the terms and expressions defined in this Section 1, whether used in singular or plural, shall have the respective meanings set forth below.

1.1	“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct (or cause the direction of) the management and policies of the other Person by any means whatsoever; provided that, for the purposes of this Agreement, (a) in no case shall Genenta be regarded as, or considered, an Affiliate of OSR and vice-versa and (b) in no case shall any shareholder of Genenta, whether a controlling shareholder or not, be considered an Affiliate of Genenta.

1.2	“Applicable Regulation” shall mean any applicable federal, state, local or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority, including, for the avoidance of doubt, cGCP, cGLP and cGMP.

1.3	“ARLA Effective Date” shall have the meaning set forth in the preamble.

1.4	“Business Day” shall mean any day, excluding Saturday, Sunday and any day which shall be in Milan, Italy a day on which banking institutions are not open for their business activity.

1.5	“Calendar Quarter” shall mean the period beginning on the ARLA Effective Date and ending on the last day of the calendar quarter in which the ARLA Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on the last day of March, June, September, or December, respectively; provided that, the final Calendar Quarter shall end on the last day of the Term.

1.6	“Calendar Year” shall mean the period beginning on the ARLA Effective Date and ending on December 31 of the calendar year in which the ARLA Effective Date falls, and thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31; provided that, the final Calendar Year shall end on the last day of the Term.

1.7	“Candidate Products” shall mean

(i) any gene therapy products consisting of, or comprising, any lentiviral vector regulated by miR126 and/or miR130 and/or other miRs with the same expression pattern as miR126 and miR130 in hematopoietic cells for the expression of IFN under the control of a Tie2 promoter, in combination with any immunotherapy (including, without limitation, an immune checkpoint inhibitor and/or a tumor associate antigen specific T cell expressing a chimeric antigen receptor (CAR)) (“Candidate Products 1”); and

(ii) any gene therapy products consisting of, or comprising, any lentiviral vector regulated by miR126 and/or miR130 and/or other miRs with the same expression pattern as miR126 and miR130 in hematopoietic cells for the expression of cytokines and their variants (other than IFN) under the control of a Tie2 promoter, either alone or in combination with any immunotherapy (including, without limitation, immune checkpoint inhibitor and/or a tumor associate antigen specific T cell expressing a chimeric antigen receptor (CAR)) (“Candidate Products 2”).

1.8	“cGCP” means the then-current standards, practices and procedures set forth in the International Conference on Harmonization (ICH) guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance” including related requirements promulgated by the FDA, and equivalent foreign regulations or standards, as applicable, as such standards, practices, procedures, requirements and regulations may be amended from time to time.

1.9	“cGLP” means the then-current good laboratory practice regulations promulgated by the FDA, published at 21 C.F.R. § 58, and equivalent foreign regulations or standards, as applicable, as such current laboratory practices, regulations and equivalent foreign regulations or standards may be amended from time to time.

1.10	“cGMP” means the then-current good manufacturing practices that apply to the manufacturing practices for fine chemicals, intermediates, bulk products and/or finished medicinal products, including the regulations promulgated by the FDA, published at 21 C.F.R. Parts 210 and 211, and equivalent foreign regulations or standards, as applicable, including The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products, as current good manufacturing practices, regulations and equivalent foreign regulations or standards may be amended from time to time.

1.11	“Combination Product” means a product that contains a Licensed Product and another component, including other active ingredients, delivery devices and adjuvants, which is not a Licensed Product or a Candidate Product.

1.12	“Commercial Exclusivity” means, with respect to each Licensed Product in each of the countries included in the Territory, that at the time of sale: (a) at least one Valid Claim of each of the Licensed Patents covers the composition of matter, formulation, manufacture, use, sale, offer for sale or importation of such Licensed Product in such country; or (b) (i) Genenta or any of its Sublicensees (at any tiers) has been granted and continues to enjoy the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of the Applicable Regulation) in such country to market and sell the Licensed Product in such country, or (ii) the data and information submitted by (or on behalf and in the interest of) Genenta or any of its Sublicensees (at any tiers) to the relevant Regulatory Authority in such country for purposes of obtaining Regulatory Approval may not, as a matter of legal right or under Applicable Regulations, be disclosed, referenced or relied upon in any way by any other applicant or by such Regulatory Authority (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of the Licensed Product) to support the Regulatory Approval or marketing of any product by a Third Party in such country.

1.13	“Commercially Reasonable Efforts” shall mean (a) with respect to the efforts to be expended by a Party under Section 14, the application by such Party, consistent with the exercise of its prudent scientific and business judgment, of diligent efforts and resources then used to fulfil the obligation in issue, consistent with the level of efforts that a reputable company of the same size and resources of such Party would typically devote to accomplish a similar objective under similar circumstances; and (b) with respect to any objective relating to development of a Licensed Product, the application by Genenta or any of its Sublicensees (at any tiers), consistent with the exercise of its prudent scientific and business judgment, of diligent efforts and resources then used to fulfil the obligation in issue, consistent with the level of efforts that a reputable company of the same size and resources of Genenta (or, if higher, of its applicable Sublicensees, at any tier) would typically devote to research, develop, manufacture or commercialize a medicinal product of similar market potential at a similar stage in development or product life as the relevant Licensed Product taking into account the Licensed Product’s efficacy, safety, likelihood of approval, expected approved indications, pricing and profitability, other competing products available at the time, the patent coverage and strength of the proprietary position of the Licensed Product and other reasonably relevant factors. It is understood that, with respect to clause (b) above, such Licensed Product’s potential may change from time to time based upon changing scientific, business and marketing and return on investment considerations. For clarity, “Commercially Reasonable Efforts” will not mean that a Party guarantees that it will actually accomplish the applicable task or objective.

1.14	“Confidential Information” means, with respect to a Party (“Disclosing Party”), all non-public information of such Party or its Affiliates (or, with respect to Genenta, its Sublicensees, through multiple tiers) that is disclosed to the other Party (“Receiving Party”) by or on behalf of the Disclosing Party under this Agreement, which may include specifications, know-how, trade secrets, technical information, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, whether disclosed in oral, written, graphic, or electronic form. Notwithstanding anything to the contrary herein, (a) (i) the Existing Know-How and (ii) the know-how constituting OSR Product Improvements are deemed to be the Confidential Information of OSR, and OSR is deemed to be the Disclosing Party and Genenta is deemed to be the Receiving Party with respect thereto, and (b) the know-how constituting Genenta Product Improvements are deemed to be the Confidential Information of Genenta, and Genenta is deemed to be the Disclosing Party and OSR is deemed to be the Receiving Party with respect thereto.

1.15	“Effective Date” shall mean 15 December 2014.

1.16	“EMA” shall mean the European Medicines Agency of the European Union, or the successor thereto.

1.17	“FDA” shall mean the Food and Drug Administration of the United States of America, or the successor thereto.

1.18	“Field of Use” shall mean the use of Interferon (IFN) gene therapy with respect to (a) any and all Solid Cancer Indications (including, for the avoidance of doubt, glioblastoma and solid liver cancer) and/or (b) solely subject to (and starting from) Genenta having exercised the option set forth in Section 2.2(b) below, such Lympho-Hematopoietic Indication(s) in relation to which such option is exercised.

1.19	“First Commercial Sale” shall mean, with respect to any Licensed Product, the first sale of such Licensed Product in any country included in the Territory after all applicable MMA Approval and pricing approvals (if any) have been granted by the applicable Regulatory Authority in such country.

1.20	“Genenta Product Improvements” shall mean any modification, enhancement, improvement, invention or discovery (whether patentable or not) that (a) relates to the Licensed Products and/or the Licensed Technology, and (b) is generated by Genenta during the Term in the exercise of the rights granted to it under Section 2.1, and (c) is, at the time that it is first reduced to practice, covered by a Valid Claim of a Licensed Patent, such that it could not be practiced without infringing on such Valid Claim (where a patent application shall be deemed issued for purposes of the foregoing).

1.21	“Biosimilar Product” shall mean a gene therapy product that (a) obtained a Regulatory Approval by means of establishing high similarity to (and no clinically meaningful difference from) a Licensed Product, as the reference product, in a particular country and for the same indication within the Field of Use, and (b) is legally marketed in such country by an entity other than Genenta or its Sublicensees.

1.22	“Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity), including a Regulatory Authority.

1.23	“IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto, and any comparable filing(s) outside the United Stated of America for the investigation of any product in any other country or group of countries (such as an investigational medicinal product dossier (IMPD) or Clinical Trial Application (CTA), in the European Union).

1.24	“Investment Threshold” shall mean the overall amount of Euro 2.750.000,00 duly paid to Genenta through, subscription of share capital increases and bonds, as set forth and in accordance with the Genenta Investment Agreement.

1.25	“LHI Option Period” shall mean the period that commences on the ARLA Effective Date and ends on the third anniversary of the ARLA Effective Date, subject to extension pursuant to Section 2.2(b) below.

1.26	“Licensed Know-How” shall mean (a) the Existing Know-How; and (b) upon exercise of the OPI Option set forth in Section 2.2(a), the OSR Product Improvements (other than the Licensed Patents under Section 1.27(b)).

1.27	“Licensed Patents” shall mean: (a) the patents and patent applications identified in Exhibit 1.27 to this Agreement; (b) upon exercise of the OPI Option set forth in Section 2.2(a), the patents and patent applications, if any, covering the OSR Product Improvements; (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, any of the patent applications described in clauses (a) through (b); and (d) all patents that have issued or in the future issue from any of the foregoing patent applications, provided that clauses (a) through (c) above shall always include any reissues, renewals, extensions, supplemental protection certificates, and additions to any thereof.

1.28	“Licensed Product” shall mean any gene therapy product developed during the Term consisting of, or comprising, any lentivirals or other viral vectors regulated by miR126 and/or miR130 and/or other miRs with the same expression pattern as miR126 and miR130 in hematopoietic cells for the expression of IFN under the control of a Tie2 promoter. For the sake of clarity, gene therapy products developed during the Term and consisting of, or comprising, or using the Replication Competent Viruses shall in no event be included in the Licensed Product.

1.29	“Licensed Technology” shall mean, collectively, the Licensed Patents and the Licensed Know-How.

1.30	“Lympho-Hematopoietic Indication” shall mean any indication related to lympho-hematopoietic malignancies.

1.31	“MAA” shall mean a marketing authorization application or equivalent application filed with the applicable Regulatory Authority in the Territory. MAA shall be intended to include NDA.

1.32	“MAA Approval” shall mean the approval of a MAA by the applicable Regulatory Authority to market a Licensed Product in the Field of Use in a country or region in the Territory.

1.33	“Major Market Countries” shall mean each of the following countries or region: France, Germany, Italy, Spain and Great Britain.

1.34	“NDA” shall mean a New Drug Application, or similar application for marketing approval of a Licensed Product in the Field of Use filed with the FDA.

1.35	“Net Sales” shall mean the gross invoiced amount of any Licensed Products sold by Genenta or Sublicensees (at any tiers) to any Third Party in a transaction after deducting, if not previously deducted, from the amount invoiced or received:

(i)	value added taxes, sales taxes, or similar taxes;

(ii)	amounts actually credited or allowed for rejections or returns of the relevant Licensed Products actually accepted by Genenta and/or its Sublicensees;

(iii)	rebates, chargebacks, retroactive price reductions and other sales allowances that are actually allowed or granted, including rebates, reductions and allowances mandated by Regulatory Authorities;

(iv)	early payment cash discounts, bad debt expense, amounts written off by reason of uncollectible debt; and

(v)	insurance, customs duties, freight, postage, shipping, handling, and other transportation costs incurred by the Genenta or its Sublicensees in shipping the Licensed Products to a Third Party.

It being understood and further agreed that:

(a)	the adjustments and reductions of the “Net Sales” indicated by clauses (ii) and (iv) above shall not be in excess of four percent (4%) of the gross sales during each Net Sales reporting period;

(b)	in the case of any sale of the Licensed Products which is not invoiced or is delivered before invoicing, Net Sales shall be calculated at the time all revenue recognition criteria are met, irrespective of when the actual payment for such sale is received by Genenta or its Sublicensees;

(c)	in the case of any sale or other disposal of a Licensed Products between or among Genenta and/or its Sublicensees for resale, Net Sales shall be calculated as above, only on the value charged or invoiced on the first sale by such Sublicensee to any Third Party;

(d)	any nominal consideration received in exchange for the transfer of Licensed Products for use in clinical trials, sampling, compassionate or promotional use, free of charge, shall not be included in Net Sales;

(e)	Net Sales for Combination Products shall be determined as follows:

(i)	In the event one or more Licensed Products are sold as part of a Combination Product in a particular country, and all Licensed Products contained in the Combination Product are also sold separately in such country, the Net Sales of such Licensed Product(s), for the purposes of determining payments based on the Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country, during the applicable Net Sales reporting period, by the fraction A/(A+B), where:

“A” is the average weighted (by sales volume, on a quarterly basis) sale price of the Licensed Product(s) contained in such Combination Product when sold separately in finished form in such country; and

“B” is the average weighted (by sales volume, on a quarterly basis) purchase price paid by Genenta or its Sublicensees for the other component(s) included in the Combination Product,

in each case during the applicable Net Sales reporting period.

(ii)	In the event one or more Licensed Products are sold as part of a Combination Product and are sold separately in finished form in such country, but the other medicinal Licensed Product(s) included in the Combination Product are not sold separately in finished form in such country, the Net Sales of the Licensed Product, for the purposes of determining payments based on Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country by the fraction C/D where:

“C” is the average weighted (by sales volume, on a quarterly basis) sale price of the Licensed Product(s) contained in such Combination Product when sold separately in finished form in such country; and

“D” is the average weighted (by sales volume, on a quarterly basis) sale price of the Combination Product sold in such country,

in each case during the applicable Net Sales reporting period.

(iii)	In the event that the Net Sales of the Licensed Product(s) when included in a Combination Product cannot be determined by using the methods indicated in clauses (i) and (ii) above, the Net Sales for the purposes of determining payments based on the Net Sales shall be agreed upon in good faith by the Parties, on the basis of the respective fair market values of the Licensed Product(s) and all other medicinal Licensed Products included in such Combination Product.

1.36	“Net Sublicensing Income” shall mean any cash amounts received by Genenta and/or any Affiliates from any Sublicensee (other than any Affiliate of Genenta) in consideration for any sublicense under the Licensed Technology granted by Genenta or any of its Affiliates or Sublicensees (other than distributors) including any upfront payment, and (subject to Section 4.6) any milestone payments, but excluding the following amounts: royalties, amounts received to reimburse Genenta’s costs to perform research, development or similar services conducted for such Licensed Product after signing the agreement with the Third Party, or in reimbursement of patent expenses or other out-of-pocket expenses relating to such Licensed Product, plus, in the event that Genenta and/or any Affiliate of Genenta receives from a Sublicensee (other than any Affiliate of Genenta) any equity interest (or other non-monetary consideration) in consideration of the grant of the sublicense granted in accordance with this Agreement, the value at which such equity interest (or other non-monetary consideration), is sold, or otherwise disposed of, either before or after the termination of the licenses granted herein, by the Licensee, in both cases in addition to the dividends, distributions or other form of remuneration generated by such equity interest (or other non-monetary consideration) from time to time.

1.37	“OPI Option Period” shall mean the period that commences on the ARLA Effective Date and ends on the third anniversary of the ARLA Effective Date.

1.38	“OSR Product Improvements” shall mean any modification, enhancement, improvement, invention or discovery (whether patentable or not) relating to the Licensed Products in the Field of Use (provided that “Field of Use” as used in this Section 1.38, shall mean the use of Interferon (IFN) gene therapy with respect to (a) all Solid Cancer Indications, and/or (b) all Lympho-Hematopoietic Indication(s), until the expiration of the option set forth in Section 2.2(b), upon which expiration this clause (b) shall be limited to only those Lympho-Hematopoietic Indication(s) in relation to which such option is exercised) and/or the Licensed Technology (i) which is generated after the ARLA Effective Date and prior to the expiration of the OPI Option Period by scientists or other personnel working at the Professor Naldini Research Unit at TIGET Institute (including, for clarity and without limitation, in the performance of the CPSRA); and (ii) for which OSR has the right to grant a license at the time of the OPI Option exercise (including under the terms and conditions of the OSR-Telethon Cooperation Agreement); and (iii) which is, at the time that it is first reduced to practice, covered by a Valid Claim of a Licensed Patent, such that it could not be practiced without infringing on such Valid Claim (where a patent application shall be deemed issued for purposes of the foregoing).

1.39	“OSR-Genenta Scientific Collaboration Agreement” means that certain Scientific Collaboration Agreement entered into between OSR and Genenta on the Effective Date, as such agreement may be amended or extended from time to time by the Parties during the Term.

1.40	“Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.41	“Phase I/II Clinical Trial” shall mean a human clinical trial in any country that is intended to evaluate the safety and effectiveness of a Licensed Product in an indication comprised in the Field of Use and satisfies the requirements of 21 CFR 312.21(a/b), or its foreign equivalent.

1.42	“Phase III Clinical Trial” shall mean a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Licensed Product in an indication comprised in the Field of Use as a basis for a MAA and satisfies the requirements of 21 CFR 312.21(c), or its foreign equivalent, regardless of whether the sponsor of such trial characterizes or refers to such trial as a “Phase 3”, “Phase 2b” or “Phase 2b/3” trial (or otherwise) in the applicable protocol, on clinicaltrials.gov, or in any other context. If a human clinical trial does not constitute a Phase III Clinical Trial at the time of the first dosing of the first patient in such trial, but is later determined by the applicable Regulatory Authority to enable an NDA submission, then such trial shall be deemed to constitute a Phase III Clinical Trial on the date of such determination by the applicable Regulatory Authority.

1.43	“Regulatory Authority(ies)” shall mean, collectively (a) the governmental entities in each country or supranational organization that is responsible for the regulation of any Licensed Product intended for use in the Field of Use or the establishment, maintenance and/or protection of rights related to the Licensed Technology (including the FDA and the EMA), or (b) any other applicable regulatory or administrative agency in any country or supranational organization that is comparable to, or a counterpart of, the foregoing.

1.44	“Registration(s)” shall mean any and all permits, licenses, authorizations, registrations or regulatory approvals (including MAA Approvals) required and/or granted by any Regulatory Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of any Licensed Product.

1.45	“Replication Competent Viruses” shall mean the following replication competent viruses (unless OSR provides written notice to Genenta during the Term stating that the list is restricted by excluding one or more of the following): Herpes Simplex Virus (HSV), Vaccinia Virus (VACV), Vesicular Stomatitis Virus (VSV) and Measles Virus (MeV).

1.46	“Royalty Term” shall mean, with respect to each Licensed Product in each country included in the Territory, on a country-by-country basis, the period of time commencing on the First Commercial Sale of such Licensed Product in such country and ending upon the later of: (a) the expiration of Commercial Exclusivity with respect to that Licensed Product in that country; and (b) ten (10) years from the First Commercial Sale of that Licensed Product in such country.

1.47	“Solid Cancer Indication” means any solid cancer indication (e.g., without limitation, breast, pancreas, colon cancer), it being understood that each affected human organ shall count as a specific Solid Cancer Indication.

1.48	“Sublicensee” means any Person to whom Genenta has granted a sublicense under the Licensed Technology:

(a) to research and develop and

(b) to make, have made, use, offer for sale, sell and import the Licensed Products in the Territory in the Field of Use in accordance with Section 2.6 of this Agreement.

For the sake of clarity, (a) any Affiliate of Genenta shall not (solely by virtue of being an Affiliate) be included in the definition of Sublicensee, but shall be so included in case such Affiliate is granted a sublicence under the Licensed Technology, and (b) if a Sublicensee grants any such sublicense to a third party, such third party shall be deemed a “Sublicensee”. In addition, Sublicensees shall not include (i) any distributor, reseller or similar channel partner that is not granted rights under the Licensed Technology, other than the right to market and/or sell the Licensed Products in the Territory in the Field of Use and (ii) any contract research organization, contract manufacturing organization and other service providers engaged in connection with the development and/or manufacturing of the Licensed Products in the Territory in the Field of Use.

1.49	“Territory” shall mean worldwide.

1.50	“Third Party” shall mean any Person other than OSR, Genenta and their respective Affiliates and, for the purposes of the calculation of the Net Sales, shall exclude, for the avoidance of doubt, any Sublicensee of Genenta.

1.51	“Valid Claim” shall mean a claim of (a) an issued and unexpired patent included within the Licensed Patents, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a pending patent application that has not been finally abandoned or finally rejected or expired and that has been pending for no more than eight (8) years from the date of filing of such application as a utility, non-provisional application, provided that if such patent application is subsequently granted, such claim(s) shall again be considered Valid Claim(s) once such patent application is granted.

2.	LICENSES

2.1	License grant. Subject to the terms and conditions of this Agreement, OSR hereby grants to Genenta an exclusive (even as to OSR and its Affiliates, subject to Section 2.9), royalty-bearing, non-transferrable (except in connection with a permitted assignment of the Agreement in accordance with Section 15.2), sublicensable (through multiple tiers) in accordance with Section 2.5 hereof, license under the Licensed Technology, to conduct research and to develop, make, have made, use, offer for sale, sell and import the Licensed Products in the Territory in the Field of Use (the “License”).

2.2	Options. Subject to the terms and conditions of this Agreement, OSR hereby grants to Genenta the following exclusive options, which may be exercised by Genenta upon written notice to OSR (each, a “Notice”):

(a)	At any time during the OPI Option Period, Genenta shall have an exclusive option (exercisable more than once) to include any specific OSR Product Improvements as part of the Licensed Technology licensed to Genenta under Section 2.1 above, at no additional cost (“OPI Option”). The Parties agree that, during the OPI Option Period, upon Genenta’s reasonable written request (which shall not be issued more frequently than on a semi-annual basis) OSR shall provide to Genenta a report identifying and describing (with sufficient technical detail to enable Genenta to evaluate the relevant technology and/or information) any and all OSR Product Improvements that were generated during the applicable reporting period (i.e., for the first such report, the period beginning on the ARLA Effective Date and ending upon the date of such report; and for each subsequent report, the period beginning on the date of the then-most recent previous report and ending upon the date of such subsequent report). For the sake of clarity, OSR shall not be deemed liable to Genenta if, in the absence of any such written request from Genenta, OSR fails to provide reports on any OSR Product Improvements that were generated during the OPI Option Period.

(b)	At any time during the LHI Option Period (which may be extended in accordance with the last sentence of this Section 2.2(b)), Genenta shall have the exclusive option (exercisable more than once) to include any Lympho-Hematopoietic Indication(s) as part of the Field of Use, on an indication-by-indication basis, (“LHI Option”) subject to the payment of (i) the Option Fee (as defined below) and (ii) the milestones payments for each Lympho-Hematopoietic Indication as identified in the column Milestone Payments A under Section 4.7 of this Agreement and (iii) the other payments as set forth in Sections 4.2 through 4.5, and Section 4.6. The Notice shall identify the specific Lympho-Hematopoietic Indication in relation to which the LHI Option is exercised and the exercise of the LHI Option shall be effective upon such Notice. Genenta shall have the right to extend the LHI Option Period twice for additional twelve (12) month periods by sending written notice (“Extension Notice”) no later than thirty (30) days prior to the third anniversary of the ARLA Effective Date (as for the first extension) and no later than thirty (30) days prior to the fourth anniversary of the ARLA Effective Date (as for the second extension); provided that the applicable Extension Fee shall be paid no later than thirty (30) days from the date of the Extension Notice. “Extension Fee” shall be an amount equal to three hundred thousand Euro (€300.000,00) for the first twelve (12) month extension of the LHI Option Period and six hundred thousand Euro (€600.000,00) for the second twelve (12) month extension of the LHI Option Period.

2.3	Option Fee and Additional Milestones. Upon the exercise of the LHI Option set forth in Section 2.2(b) above the Field of Use of this License shall automatically be extended to include the relevant Lympho-Hematopoietic Indication(s) identified in the applicable Notice. Genenta shall pay to OSR the following amounts within thirty (30) Business Days after the date of OSR’s receipt of the applicable Notice (each such amount is hereinafter referred to as an “Option Fee”): (a) one million Euro (€1,000,000.00) for the first Lympho-Hematopoietic Indication; (b) five hundred thousand Euro (€500,000.00) for the second Lympho-Hematopoietic Indication; and (c) three hundred thousand Euro (€300,000.00) for the third Lympho-Hematopoietic Indication. The foregoing amounts shall become due and payable upon (and OSR may issue the relevant invoice following) OSR’s receipt of the applicable Notice. No Option Fee shall be due for the 4th (fourth) Lympho-Hematopoietic Indication and any subsequent Lympho-Hematopoietic Indications. For clarity, (i) if an applicable Notice identifies more than one Lympho-Hematopoietic Indication for which the LHI Option is exercised, then the Option Fee shall be calculated accordingly (e.g. in the event that the first Notice relates to two Lympho-Hematopoietic Indications, the Option Fee shall be equal to €1,500,000.00); (ii) if any Lympho-Hematopoietic Indications are included in the License pursuant to the exercise of the LHI Option under Section 2.2(b), then the Milestones Payment A shall become effective and will accrue upon the occurrence of the relevant Milestone Event with respect to each applicable Licensed Product for each such Lympho-Hematopoietic Indication, as set forth in Section 4.7 hereof, and the other financial terms and conditions set forth in Section 4.2 through Section 4.5 and Section 4.6 of this Agreement shall apply, mutatis mutandis. OSR acknowledges and agrees that the Option Fees due in accordance with the Last Amended License Agreement prior to the ARLA Effective Date have been paid by Genenta.

2.4	Exclusivity of the LHI Option. During the LHI Option Period (as may be extended in accordance with Section 2.2(b) hereof), OSR may not, and shall not, grant, license, or transfer to any Third Party any rights that are covered by or subject to the LHI Option pursuant to Section 2.2(b).

2.5	Sublicense. Subject to the terms and condition of this Agreement (including the limitations set forth in Section 1 of Exhibit C), OSR hereby grants Genenta, under the Licensed Technology, the right to sublicense, through multiple tiers, the following: (a) without prejudice to Section 7.8 below, the right to research, develop, make, have made, use; and (b) the right to offer for sale, sell and import, in each case (a) and (b), the Licensed Products in the Territory in the Field of Use, consistent with the License granted to Genenta under Section 2.1 hereof, to any Sublicensee, provided that:

(i)	before Genenta’s execution of any sublicense agreement Genenta shall notify OSR of the corporate name and details of the relevant Sublicensee and the scope of the prospective sublicense agreement;

(ii)	Genenta shall ensure that the applicable sublicense agreement entered into with each Sublicensee be consistent with (and not exceeding) the scope of the licenses granted under this Agreement, and Genenta shall require the same of any downstream sub-sublicense agreements entered into by such Sublicensee;

(iii)	Genenta shall remain fully responsible and liable to OSR for the actions or omissions of each Sublicensee (including their sub-sublicensees, through multiple tiers) which result in a breach of the terms and conditions of this Agreement.

2.6	Distributors and Third Parties’ suppliers. Subject to the terms and conditions of this Agreement, Genenta shall be fully responsible to OSR for any act and/or omission of any distributors and suppliers of the Licensed Products engaged by Genenta or any of its Affiliates in connection with the activities contemplated under this Agreement, to the extent that such act or omission results in a breach of the terms and conditions of this Agreement.

2.7	No other right. Genenta hereby expressly agrees and acknowledges that the rights granted under the Licensed Technology pursuant to this Agreement concern only the Licensed Products in the Field of Use, and that no rights or licenses are hereby granted to Genenta and/or its Affiliates and/or its Sublicensees by OSR under this Agreement with respect to any active pharmaceutical ingredient or therapeutic agent or field of use other than those expressly stated in this Agreement. Neither Party grants to the other Party any rights, licenses or covenants in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the licenses and rights that are expressly granted under this Agreement.

2.8	OSR license to the Genenta Product Improvements. Subject to the terms and conditions of this Agreement, Genenta hereby grants to OSR during the Term a perpetual, worldwide, fully-paid up, royalty-free, non-exclusive, non-sublicensable (except as expressly set forth in clause (b) below) license under the Genenta Product Improvements as follows: (a) subject to Section 3 below, to carry out internal research in the Field of Use directly or in or with the collaboration of any non-profit Third Party; and (b) for any use outside the Field of Use, in which case the license shall be sublicensable (through multiple tiers) subject to the requirements set forth under Section 2.5(i)-(iii) mutatis mutandis, provided however that OSR shall ensure that each such sublicensee is subject to enforceable written non-disclosure obligations with respect to the Genenta Product Improvements comparable to, and at least as protective as, those set forth in Section 8 below.

2.9	OSR’s retained rights. OSR and the relevant Affiliates shall retain the right to use the Licensed Technology as follows: (a) in relation to the Licensed Products in the Field of Use, subject to Section 3 below, for internal research use only (regardless of whether such internal research is funded by OSR and/or its Affiliates or by any Third Party, including through the TIGET Institute) as long as Genenta is granted an exclusive right under the applicable indication and/or Licensed Product hereunder; (b) subject to Section 3 below, for any use or exploitation in the Field of Use other than in relation to the Licensed Products; and (c) for any use or exploitation outside the Field of Use, in each (b) and (c) without any limitation of right, and including the right to grant licenses (through multiple tiers), provided that, for clarity, OSR may not, and shall not, during the Term grant, license or transfer any rights to, or deliver, allow access, or otherwise provide, to any person or entity any Licensed Technology (including, upon the exercise of the option set forth in Section 2.2(a), any OSR Product Improvement) for use in the Field of Use with respect to (i) the Licensed Products (unless the exclusive rights granted to Genenta hereunder with respect to such Licensed Products are terminated), and (ii) the Candidate Products (unless the Parties have not executed the CP Sponsored Research Agreement within the CPSRA Negotiation Term, as set forth in Section 2.11 or, having executed the CP Sponsored Research Agreement within the CPSRA Negotiation Term, Genenta has failed to exercise its option for a license to the Candidate Products pursuant to the CP Sponsored Research Agreement or, having exercised such option, the Parties have failed to executed a license agreement within the term set forth in the CP Sponsored Research Agreement).

2.10	Technology Transfer and Availability of Existing Know-how. During the Term, following exercise of the OPI Option set forth in Section 2.2(a), OSR shall promptly deliver to Genenta, in a mutually agreeable form, copies of all written, graphic or electronic embodiments of the applicable OSR Product Improvements in relation to which the OPI Option was exercised (including, in the event of a patentable OSR Product Improvement in relation to which a patent application was filed by OSR, all patent filings therefor). In addition to providing copies of the OSR Product Improvements in accordance with this Section 2.10, OSR will make its scientists and/or other personnel working at the Professor Naldini Research Unit at TIGET Institute available to Genenta, upon reasonable advance notice (which shall be sent in writing or via e-mail to businessdevelopment@hsr.it) to enable, and provide support in, practicing the OSR Product Improvements with respect to the Licensed Products during the twelve (12) months from the first Notice of exercise of the OPI Option, being understood that OSR’s support to Genenta in respect of this Section 2.10 shall not exceed thirty (30) hours of work in aggregate among all personnel working at the Professor Naldini Research Unit at TIGET Institute, in providing such support during such period, at no cost to Genenta. Genenta acknowledges that prior to the ARLA Execution Date, OSR has provided Genenta with a copy of all information available to OSR incorporating the Existing Know-How, relating to the Field of Use, including without limitation, the listings and tables of results from the pre-clinical studies referenced in Section 2.11 of the Last Amended License Agreement.

2.11	Candidate Products.

(i)	During the 60 days starting from the ARLA Effective Date (such period, the “CPSRA Negotiation Term”), the Parties shall negotiate a sponsored research agreement for the performance by OSR of certain feasibility studies (to be determined and agreed upon by the Parties during such CPSRA Negotiation Term) related to each of Candidate Products 1 and Candidate Products 2, to be funded by Genenta, provided that the Parties agree that such funding shall be at least equal to five hundred thousand Euro (€500,000.00) (such sponsored research agreement, the “CPSRA”);

(ii)	as between the Parties, all results generated in the performance of such studies and all intellectual property rights related thereto (including ownership and the rights to exploit such results and intellectual property rights) shall vest in OSR, which shall have the right and title to file and prosecute patent applications in relation thereto; provided that Fondazione Telethon ETS shall be the co-owner of such results and of the intellectual property rights related thereto on the basis of the OSR-Telethon Cooperation Agreement;

(iii)	Genenta shall have the exclusive option, to be exercised sending written notice (“Option Exercise Notice”) to OSR starting from the date of execution of the CPSRA and until the expiry of 6 (six) months from the date of the last report delivered to Genenta under the CPSRA (“CP Option Period”), to include

-	the Optioned IP 1 as part of the Licensed Patents and the Candidate Products 1 as part of the Licensed Products under this Agreement; provided that Genenta shall pay to OSR an option exercise fee equal to €125,000.00 within 30 days from the date of the Option Exercise Notice (“Option 1”); and/or

-	the Optioned IP 2 as part of the Licensed Patents and the Candidate Products 2 as part of the Licensed Products under this Agreement; provided that in such event the definition of Field of Use related to the Candidate Products 2 shall be as follows: “the use of gene therapy with respect to (a) any and all Solid Cancer Indications (including, for the avoidance of doubt, glioblastoma and solid liver cancer) and/or (b) solely subject to (and starting from) Genenta having exercised the option set forth in Section 2.2(b) below, such Lympho-Hematopoietic Indication(s) in relation to which such option is exercised”; further provided that Genenta shall pay to OSR an option exercise fee equal to €250,000.00 within 30 days from the date of the Option Exercise Notice (“Option 2”);

(iv)	Genenta shall have the right to extend the CP Option Period for the Option 1 and/or the Option 2 twice for additional 24 month periods by sending written notice (each such notice, a “CP Extension Notice”) at least three months prior to the expiry of the CP Option Period (as for the first extension) and at least three months prior to the expiry of the first 24-month extension period (as for the second extension); provided that such extension shall be granted subject to the payment of an extension fee equal to Euro 500,000.00 per each 24-months extension and each of Option 1 and Option 2 no later than 30 days from the date of the CP Extension Notice (for clarity, in the event that Genenta intends to extend the CP Option Period with respect to the Option 1 and to the Option 2 for 24 months, Genenta shall pay to OSR an amount equal to Euro 1 million).

(v)	in the event that Genenta fails to send the Option Exercise Notice during the CP Option Period or in the event that the Option Exercise Notice relates solely to either Option 1 or Option 2, without prejudice to

- the exclusive rights granted to Genenta in Section 2.1,

- the rights granted to Genenta in Section 2.2(a),

- Section 3 and

- Section 2.11(vii),

OSR shall be entitled to grant any right to any third party under (a) the Optioned IP 1 and/or (b) the Optioned IP 2 in each case (a) or (b), solely to the extent that the Option Exercise Notice does not relate to such Option 1 or Option 2 (as applicable) either within the Field of Use and/or outside the Field of Use;

(vi)	Notwithstanding the foregoing provision set forth in Section 2.11(v) and without prejudice to the exclusive rights granted to Genenta in Sections 2.1, to the rights granted to Genenta in Section 2.2(a) and to Section 3, in the event that during the 6 months from the expiry of the CP Option Period (as possibly extended) OSR intends to grant a license under the Optioned IP 1 and/or the Optioned IP 2 to conduct research and to develop, make, have made, use, offer for sale, sell and/or import, respectively, the Candidate Products 1 and/or the Candidate Products 2 in the Territory (or any part thereof) in the Field of Use (or any part thereof), OSR shall first offer such license in writing to Genenta and the relevant written offer shall include the terms and conditions for the grant of such license. Should Genenta be interested in pursuing good faith negotiations with respect to the grant of such license, Genenta shall provide written notice of interest to OSR no later than 10 days from receipt of OSR’s written offer and the Parties shall have a 45 day period to execute a license agreement in relation thereto. In the event that no notice of interest is received by OSR from Genenta during the above mentioned 10 day period or, having provided such notice of interest during such 10 day period, no agreement is executed by the Parties during the above mentioned 45 day period, OSR shall be entitled to grant such rights to any third party under such Optioned IP 1 and/or Optioned IP 2, as applicable, to conduct research and to develop, make, have made, use, offer for sale, sell and/or import, as applicable, such Candidate Products 1 and/or the Candidate Products 2, as applicable, in the Territory or such part thereof, as applicable, in the Field of Use or such part thereof, as applicable (without prejudice to Section 3).

“Optioned IP 1” shall mean (a) the patents and patent applications identified in Exhibit 2.11A to this Agreement; (b) inventions or discoveries (whether patentable or not) generated in the performance of the CPSRA with respect to Candidate Products 1; (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, any of the patent applications described in clauses (a) and (b); and (d) patents that have issued or in the future issue from any of the foregoing patent applications, provided that clauses (a) through (d) above shall always include any reissues, renewals, extensions, supplemental protection certificates, and additions to any thereof;

“Optioned IP 2” shall mean (a) the patents and patent applications identified in Exhibit 2.11B to this Agreement; (b) inventions or discoveries (whether patentable or not) generated in the performance of the CPSRA with respect to Candidate Products 2; (c) divisions, continuations, continuations-in-part, that claim priority to, or common priority with, any of the patent applications described in clauses (a) and (b); and (d) patents that have issued or in the future issue from any of the foregoing patent applications, provided that clauses (a) through (d) above shall always include any reissues, renewals, extensions, supplemental protection certificates, and additions to any thereof.

(vii)	Following any exercise of Option 1 and/or Option 2, as set forth above in this Section 2.11, OSR shall promptly deliver to Genenta, in a mutually agreeable form, copies of all written, graphic or electronic embodiments of the applicable Optioned IP 1 and/or Optioned IP 2, as applicable, in relation to which Option 1 and/or Option 2 was exercised (including, in the event of any patentable Optioned IP 1 and/or Optioned IP 2, as applicable, in relation to which a patent application was filed by OSR, all patent filings therefor). In addition to providing copies of the Optioned IP 1 and/or Optioned IP 2, as applicable, in accordance with this Section 2.11(vii), and without prejudice to Section 2.10, OSR will make its scientists and/or other personnel working at the Professor Naldini Research Unit at TIGET Institute available to Genenta, upon reasonable advance notice (which shall be sent in writing or via e-mail to the e-mail address specified in Section 2.10) to enable, and provide support in, practicing the Optioned IP 1 and/or Optioned IP 2, as applicable, with respect to the Candidate Products, as applicable, during the twelve (12) months from the first Notice of exercise of Option 1 and/or Option 2, as applicable, being understood that OSR’s support to Genenta in respect of this Section 2.11(vii) shall not exceed thirty (30) hours of work in aggregate among all personnel working at the Professor Naldini Research Unit at TIGET Institute, in providing such support during such period, at no cost to Genenta.

3.	NON-COMPETE

3.1	Non-compete. Notwithstanding anything to the contrary in this Agreement, OSR may not, and shall not, grant any license to any Third Party under the Licensed Technology to clinically develop and/or commercialize any Other Product in the Field of Use until the expiration of the Non-compete Period (as defined below). Notwithstanding the foregoing, OSR shall be free to exploit the Licensed Technology to internally research and pre-clinically develop (but not clinically develop), on its own or in collaboration with any non-profit third parties (but, for clarity, not in collaboration with any for-profit third parties), any Other Product at any time during the Term as well as to grant any other right upon the expiry of the Non-compete Period. “Other Product” shall mean the Candidate Products and any gene therapy product developed during the Non-compete Period by the Research Unit led by Prof. Naldini at TIGET Institute in stem progenitor hematopoietic cells for targeted delivery of cytokines by tumor infiltrating monocytes. “Non-compete Period” shall mean a period of 3 (three) years following the ARLA Effective Date (or, solely in relation to the Candidate Products, if longer, the term of the CPSRA).

4.	FINANCIAL CONSIDERATIONS

4.1	One-time License Fees.

(a)

Upfront Fee. OSR acknowledges that prior to the ARLA Effective Date Genenta paid to OSR an amount equal to two hundred fifty thousand Euro (€250,000.00) upon the achievement by Genenta of the Investment Threshold (in accordance with Section 4.1 of the Last Amended License Agreement) (the “Upfront Fee”).

(b)	Additional License Fees. As partial consideration for the License and other rights granted hereunder, Genenta shall pay to OSR the following additional license fees (each, payable only once), equal to up to eight hundred seventy five thousand Euro (€875,000.00 in total) (collectively, the “ARLA One-time Fees”) as follows:

(x) two hundred twenty five thousand Euro (€225,000.00) shall be due upon the ARLA Effective Date;

(y) one hundred fifty thousand Euro (€150,000.00) shall be due upon December 31 , 2023;

(z) five hundred thousand Euro (€500,000.00) shall be due subject to Genenta’s or any of its Affiliate’s execution of a sublicense agreement with a Sublicensee other than any Affiliate of Genenta (without prejudice to the last sentence of this Section 4.1(b)(z)) with respect to the rights granted under the License in Section 2.1 hereof (or a portion thereof) during the time period between September 30, 2022 and the fifth (5th) anniversary of the ARLA Effective Date, under which sublicense agreement Genenta is entitled to receive, from such Sublicensee (that is not an Affiliate of Genenta, without prejudice to the last sentence of this Section 4.1(b)(z)) an upfront payment (in the form of cash and/or the fair market value of any equity interest acquired by Genenta, in each case, in one or more installments) equal to at least ten million Euro (€10,000,000.00); provided that the amount due by Genenta under this Section 4.1(b)(z) shall not be required to be paid to OSR until after the receipt by Genenta of such upfront payment or any portion thereof equal to five million Euro (€5,000,000.00) (such receipt to be promptly notified to OSR by Genenta). Notwithstanding any of the foregoing, Genenta’s execution of a sublicense agreement with any of its Affiliates during the time period between September 30, 2022 and the fifth (5th) anniversary of the ARLA Effective Date shall not trigger the payment required under this Section 4.1(b)(z); provided however that, in the event that such applicable Sublicensee ceases to be a Genenta Affiliate on or before the expiry of 24 (twenty-four) months from the execution of the sublicense agreement (“Affiliate Occurrence”), Genenta shall pay to OSR the amount set forth in this Section 4.1(b)(z) (i.e. five hundred thousand Euro (€500,000.00)) within 30 days from the date of such Affiliate Occurrence.

4.2	Royalties. Subject to Sections 4.3 and 4.4, Genenta shall pay to OSR royalties equal to four percent (4%) of Net Sales of each Licensed Product (the “Royalties”), on a Licensed Product-by-Licensed Product, country-by-country basis during the applicable Royalty Term for such Licensed Product in such country. It is understood and agreed that the amount of the Royalties shall be due and payable with respect to each Licensed Product regardless of how many Valid Claims cover such Licensed Product.

4.3	Generic competition. Subject to Section 4.5 below, upon commencement of Generic Competition with respect to a Licensed Product in a country included in the Territory, and thereafter for so long as such Generic Competition persists, the Royalties payable thereafter under Section 4.2 above with respect to such Licensed Product sold in such country shall be reduced by:

(a)	thirty-five percent (35%), if such Biosimilar Product(s) represent(s) a total quantity sold of at least twenty-five percent (25%) of the total quantity sold of such Licensed Product and such Biosimilar Product(s), in the aggregate, in such country in such Calendar Year, as determined by the number of unit equivalents for such Licensed Product and such Biosimilar Product(s), in the aggregate, during such Calendar Year (as measured by an IMS audit or other mechanism selected by Genenta and accepted by OSR);

or, as the case may be,

(b)	fifty percent (50%), if such Biosimilar Product(s) represent(s) a total quantity sold of at least forty percent (40%) of the total quantity sold of such Licensed Product and such Biosimilar Product(s), in the aggregate, in such country in such Calendar Year, as determined by the number of unit equivalents for such Licensed Product and such Biosimilar Product(s), in the aggregate, during such Calendar Year (measured as described in clause (a) above).

“Generic Competition” means, with respect to a particular Licensed Product in a particular country in the Territory, that one or more Biosimilar Products with respect to such Licensed Product is first commercialized in the market in such country after MAA approval and pricing approval (as applicable) have been granted by the applicable Regulatory Authority for such Licensed Product.

4.4	Step-Down for No Valid Claims. On a Licensed Product-by-Licensed Product and country-by-country basis, beginning on the first date on which a particular Licensed Product sold by Genenta or any of its Sublicensees (through multiple tiers) in a particular country is not covered by at least one Valid Claim of any of the Licensed Patents in such country, the Royalties payable thereafter under Section 4.2 above with respect to such Licensed Product sold in such country shall be reduced by fifty percent (50%).

4.5	Royalty floor. In no event shall the amount of the Royalties due and payable by Genenta to OSR in accordance with Section 4.2 be reduced by reason of (a) Generic Competition as set forth in Sections 4.3(a) and 4.3(b) above, (b) No Valid Claims as set forth in Section 4.4, or (c) any Third Party patents or know-how as set forth in Section 4.8 below, whether alone or in combination, to less than fifty percent (50%) of the Royalties that would otherwise (i.e., without applying the mentioned reductions) be due under Section 4.2 above for each Calendar Quarter.

4.6	Net Sublicensing Income Sharing. In addition to the upfront payment, additional license fees, the Royalties set forth in Section 4.2 above and to the Milestone Payments set forth in Section 4.7 below, Genenta shall pay to OSR an amount equal to fifteen percent (15%) of any Net Sublicensing Income (the “OSR Sublicensing Income”). In the event that Net Sublicensing Income includes milestone payments in relation to a Milestone Event set forth in Section 4.7, Genenta shall pay to OSR the greater of: (i) the Milestone Payment set out in Section 4.7, or (ii) the payment which would be due to OSR from Genenta pursuant to this Section 4.6 in relation to such applicable Milestone Event, but not both.

4.7	Milestones. In addition to the upfront payment, additional license fees, the Royalties set forth in Section 4.2 above and to the OSR Sublicensing Income set forth in Section 4.6 above, Genenta shall pay to OSR:

(a)	for each Licensed Product in each Solid Cancer Indication, on a Licensed Product-by-Licensed Product basis and on an indication-by-indication basis, and within thirty (30) Business Days following the occurrence of the applicable milestone event indicated in the table below (each a “Milestone Event”), the amount indicated in the said table under the column Milestone Payment B with respect to such Milestone Event (each “Milestone Payment B”), it being understood that with respect to the Licensed Products starting from the fifth (5th) Solid Cancer Indication (included) onwards, the amount of first two (2) Milestone Payments B shall be reduced by fifty percent (50%);

(b)	subject to the exercise of the LHI Option under Section 2.2(b) hereof, for each Licensed Product in each Lympho Hematopoietic Indication for which Genenta has exercised the LHI Option during the LHI Option Period, on a Licensed Product-by-Licensed Product basis and on an indication-by-indication basis, and within thirty (30) Business Days following the occurrence of a Milestone Event, the amount indicated in the table below under the column Milestone Payment A with respect to such Milestone Event (each “Milestone Payment A” and, together with the Milestone Payments B, the “Milestone Payments”).

In addition, if clinical proof of concept (PoC) is not achieved in the first Lympho Hematopoietic Indication in relation to which the LHI Option is exercised, and Genenta exercises the option set forth in Section 2.2(b) with respect to a second Lympho Hematopoietic Indication, then the first two (2) Milestone Payments A will be reduced by fifty percent (50%) for such second Lympho Hematopoietic Indication.

For clarity, for the purposes of determining milestone payments under this Section 4.7, a given Licensed Product includes all dosage strengths and formulations of such Licensed Product.

For clarity, each Milestone Event may be achieved by Genenta or any Sublicensees, and in either case, the corresponding Milestone Payment shall become due by Genenta upon such achievement. Genenta shall send written notice to OSR promptly upon (and in no event later than 15 Business Days) the occurrence of the applicable Milestone Event.

Milestone Event (“ME”)	Milestone Payment A	Milestone Payment B
First patient dosed with a Licensed Product in Phase I/II Clinical Trial (“ME1”)	None	Euro 1 Million
First patient dosed with such Licensed Product in a Phase III Clinical Trial (“ME2”)	Euro 1 Million	Euro 6 Million
MAA Approval for such Licensed Product in the first Major Market Country (including for the sake of clarity the MAA Approval granted by EMA at central level) (“ME3”)	Euro 1.000.000,00	Euro 6 Million
MAA Approval (i.e., NDA acceptance) for such Licensed Product in the United States of America (“ME4”)	Euro 2 Million	Euro 10 Million
First Commercial Sale of such Licensed Product in the United States of America (“ME5”)	Euro 3 Million	Euro 15 Million
First Commercial Sale of such Licensed Product in three (3) out of 5 Major Market Countries (“ME6”)	Euro 2 Million	Euro 10 Million
Aggregated Net Sales in the Territory during a single Calendar Year firstly exceeding Euro 500,000,000 (“ME7”)	Euro 1 Million	Euro 5 Million

The Parties acknowledge that:

(i)	notwithstanding anything to the contrary in Section 4.7(a), the occurrence of ME1 with respect to a Licensed Product for GBM indication was achieved by Genenta prior to the ARLA Effective Date, and the corresponding Milestone Payment B (in the amount of one million Euro; €1.000.000,00) shall be paid upon the occurrence of the ME2 for such Licensed Product for the GBM indication. Upon the occurrence of ME2, Genenta shall pay to OSR a total amount equal to seven million Euro (€7.000.000,00), meaning the Milestone Payment B for both ME1 (i.e., €1.000.000,00) and ME2 (i.e., €6.000.000,00) (without prejudice to (ii) below);

(ii)	the Milestone Payment B related to the first Licensed Product entering the Phase I/II Clinical Trial for a Solid Cancer Indication after the ARLA Effective Date shall be reduced to five hundred thousand Euro (€500,000.00) (in lieu of one million Euro (€1.000.000,00) set forth in the table above) and payable upon the third patient being dosed in such Phase I/II Clinical Trial (provided that such reduction shall apply only to the first Licensed Product entering the Phase I/II Clinical Trial after the ARLA Effective Date);

(iii)	with respect to GBM, Genenta shall pay to OSR an additional amount equal to three hundred fifty thousand Euro (€350.000,00) upon the first patient being dosed in a Phase III Clinical Trial in US with respect to any Licensed Product for GBM; and

(iv)	in the event that a conditional MAA Approval is granted with respect to an applicable Licensed Product, Genenta shall pay to OSR half of the ME3 Milestone Payment or ME4 Milestone Payment (as applicable) upon the grant of such conditional MAA Approval and the remaining half of the ME3 Milestone Payment or ME4 Milestone Payment (as applicable) upon the definitive (i.e., non-conditional) MAA Approval for such Licensed Product being granted. In the event that the definitive (i.e., non-conditional) MAA Approval for such Licensed Product is not obtained within the timeline set forth under Applicable Regulations, then Genenta shall be entitled to offset the entire amount paid with respect to the achievement of such conditional MAA Approval (i.e. 50% of the Milestone Payment due in relation to ME3 or ME4, as applicable) against any other payment due to OSR hereunder.

4.8	Anti-stacking. If:

(a)	during the Term, Genenta or any of its Sublicensees (through multiple tiers) determines that a license from a Third Party under a Third Party’s patent(s) and/or know-how is reasonably necessary for Genenta or its Sublicensees (through multiple tiers) to avoid that the development, manufacturing, commercialization, or other exploitation of any Licensed Product in a particular country in the Territory constitutes infringement, misappropriation, or other violation of a Third Party’s patent and/or know-how; or

(b)	Genenta or any of its Sublicensees (through multiple tiers) shall be subject to any enforceable order or ruling of any court of competent jurisdiction, requiring the payment of a royalty or other similar payment or compensation or indemnification to a Third Party patent or know-how holder with respect to the development, marketing, manufacture or commercialization of a Licensed Product.

Then, in the case of each of clauses (a) and (b) above, Genenta shall have the right to deduct fifty percent (50%) of royalty or other payment or compensation or indemnification paid to such Third Party for a license under such Third Party patent(s) and/or know-how from the Milestone Payments and/or the Royalties owing to OSR for such Licensed Product under this Section 4; provided further that: (a) in the event that Genenta is entitled to seek and actually obtains a stay of application of such order or ruling, Genenta shall not offset any such Milestone Payments and/or Royalties, as the case may be, while such stay is in effect; and (b) in the event that such order or ruling is reversed upon appeal and Genenta obtains reimbursement of the sums taken to offset Milestone Payments and/or the Royalties hereunder, such sums shall be promptly reimbursed to OSR by Genenta.

4.9	VAT. Each of the payment due to OSR from Genenta under this Agreement are exclusive of applicable value added tax to be charged to Genenta under any Applicable Regulation (“VAT”) and, accordingly, all applicable VAT shall be added to the above payments and paid by Genenta to OSR.

5.	ROYALTY REPORTS AND ACCOUNTING

5.1	Royalty reports. Within forty-five (45) Business Days after the end of each Calendar Quarter during the Term of this Agreement, Genenta shall furnish to OSR a quarterly written report showing in reasonably specific details the following: (a) the calculation of Net Sales during such Calendar Quarter; (b) the calculation of Net Sublicensing Income for such Calendar Quarter; (c) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales and Net Sublicensing Income; (d) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (e) the exchange rates, if any, used in determining the amount of Euro. With respect to sales of Licensed Products invoiced in Euros, the gross sales, Net Sales and royalties payable shall be expressed in Euro. With respect to (i) the Net Sales invoiced in a currency other than Euro and (ii) any cash consideration paid by the Sublicensees in a currency other than Euro, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the Euro equivalent. The Euro equivalent shall be calculated using the average of the exchange rate (local currency per Euro 1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last Business Day of each month during the applicable Calendar Quarter. The Parties hereby acknowledge that no Net Sales have been generated on or before the ARLA Effective Date and that no sublicense was granted by Genenta to any Sublicensee on or before the ARLA Effective Date.

5.2	Audits. Upon written request of OSR and not more than twice in each Calendar Year (except for just cause), Genenta shall permit an independent certified public accounting firm of nationally recognized standing selected by OSR, at OSR’s expense, to have access during normal business hours to such of the financial records of Genenta as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the twelve (12) Calendar Quarters immediately prior to the date of such request. If such accounting firm concludes that additional amounts were owed during the audited period, Genenta shall pay such additional amounts within twenty (20) Business Days after the date OSR delivers to Genenta such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by OSR; provided, however, if the audit discloses that the overall amounts actually paid by Genenta for such audited period are lower by more than five percent (5%) than the amount payable and due for such period as evidenced by the report of the accounting firm, then Genenta shall pay the reasonable fees and expenses charged by such accounting firm. OSR shall cause its accounting firm to retain all financial information subject to review under this Section 5.2 in strict confidence; provided, however, that Genenta shall have the right to require that such accounting firm, prior to conducting such audit, enters into an appropriate non-disclosure agreement with Genenta regarding such financial information. OSR shall treat all such financial information as Genenta’s Confidential Information.

6.	PAYMENTS

6.1	Payment terms. (a) The ARLA One-time Fees shall be paid by Genenta to OSR within thirty (30) Business Days following the applicable due dates set forth in Section 4.1. (b), irrespective of Genenta having provided the relevant notice of occurrence with respect to the event under Section 4.1(b)(z). All Royalties and OSR Sublicensing Income due and payable in accordance with this Agreement shall be paid by Genenta to OSR within forty-five (45) Business Days following the end of each Calendar Quarter, irrespective of the receipt of the report provided by Genenta in accordance with Section 5.1 above. (c) All Milestone Payments due and payable in accordance with this Agreement shall be paid within thirty (30) Business Days following the date upon which the relevant Milestone Event occurs, irrespective of Genenta having provided the relevant notice of occurrence. (d) The Option Fees and the option fee set forth in Section 2.11(iii) due and payable in accordance with this Agreement shall be paid by Genenta within thirty (30) Business Days from the date of the applicable Notice as set forth in Section 2.2. (e). The extension fees due and payable according to Sections 2.2(b), 2.11 and/or 10.4 shall be paid by Genenta within thirty (30) days from the date of the Extension Notice as set forth in Section 2.2(b) or of the CP Extension Notice as set forth in Section 2.11 or the notice sent by Genenta according to Section 10.4, as applicable. All payments to be made by Genenta to OSR under this Agreement shall be paid in Euro.

6.2	Exchange control. If at any time legal restrictions prevent the prompt remittance of part or all Royalties with respect to any country in the Territory where the Licensed Product is sold, Genenta shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to OSR’s account in a bank or other depository institution in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

6.3	Withholding taxes. Genenta shall have the right to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, payable by Genenta or its Sublicensees, or any taxes required to be withheld by Genenta or its Sublicensees, to the extent Genenta or its Sublicensees pay to the appropriate governmental authority on behalf of OSR such taxes, levies or charges. Genenta shall use reasonable efforts to secure an exemption or a reduction in any withholding taxes and minimize any such taxes, levies or charges required to be withheld on behalf of OSR by Genenta or its Sublicensees. Genenta shall promptly deliver to OSR proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

6.4	Late payment interest rate. Without prejudice to Section 6.5 below and to Section 10.3 below, any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interests at a rate equal to the thirty (30) day “euribor” rate, divisor 365, effective for the date that payment was due, as reported by “Il Sole 24 Ore” plus five percent (5%).

6.5	Late payment interest rate for ARLA One-time Fees, Upfront Fee and Milestone Payments. Without prejudice to Sections 2.3 and 10.3, the Parties agree that, with regard to the payment of any undisputed portion of the ARLA One-time Fees, Upfront Fee, Milestone Payments, royalty payments or extension fees due pursuant to Section 10.4, late payment interest shall accrue at an overall rate of seven percent (7%) on a yearly basis, divisor 365, from the date on which the applicable late ARLA One-time Fees, Upfront Fee, Milestone Payment, royalty payments or extension fee was due until the date on which such payment is made.

6.6	Bank transfer. All payments set forth in this Agreement shall be made through bank transfer to the bank account indicated by OSR in writing.

7.	GENENTA’S DEVELOPMENT OBLIGATIONS

7.1	Development of the Licensed Products. Genenta shall, provided that OSR does not withhold or delay any delivery of document or information which may be reasonably required according to Section 2.10 or 2.11(vii):

(A) use Commercially Reasonable Efforts to develop at least one (1) Licensed Product for at least two (2) Solid Cancer Indications (i.e., for the sake of clarity one Licensed Product for each of the two (2) Solid Cancer Indications) in the United States and at least one (1) Major Market Country;

(B) following the exercise of the LHI Option for a specific Lympho-Hematopoietic Indication, use Commercially Reasonable Efforts to develop at least one (1) Licensed Product for such Lympho-Hematopoietic Indication in the United States of America and in at least one (1) Major Market Country;

(C) Consistently with the above, carry out the relevant development activities in good scientific manner, in accordance with the terms of this Agreement and the Applicable Regulations, the cGCP, the cGLP and the cGMP, as applicable. Genenta shall carry out the development activities through qualified and experienced professionals and shall invest resources (including funding) in performing activities related to Licensed Product(s) in the Field of Use with a fair market value of at least the following amounts: (a) five million four hundred twenty-five thousand Euro (€5.425.000,00) with respect to the development of such Licensed Product(s) during the Term, (b) two million four hundred twenty thousand Euro (€2.420.000,00) with respect to the manufacturing of such Licensed Product(s), provided that such minimum threshold amount shall be proportionately reduced in the event Genenta is able to obtain from the applicable supplier(s) pricing terms that are more favorable than estimated as of the Effective Date, and/or Genenta’s requirements of Licensed Product(s) are lower than estimated as of the Effective Date) during the Term.

7.2	Resources. Consistently with the above, Genenta shall: (a) maintain and utilize qualified and experienced scientific staff, and sufficient facilities as may be reasonably needed to perform the development activities in accordance with this Agreement; and (b) use skilled personnel and/or consultants with relevant experience to perform the development activities in a good scientific manner and in compliance in all material respects with all Applicable Regulations, cGCP and cGLP standards, as applicable.

7.3	Records. Genenta shall maintain records, in sufficient details and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and development regarding any Licensed Products.

7.4	Reports. Within sixty (60) Business Days following the end of each Calendar Year during the Term of this Agreement, Genenta shall prepare and deliver to OSR a written summary report which shall describe: (a) the research performed to date by employing the Licensed Technology, (b) the progress of the development, and testing of any Licensed Products in clinical trials, and (c) the status of obtaining regulatory approvals to market any Licensed Products.

7.5	Regulatory. During the Term of this Agreement, as between the Parties, Genenta shall be responsible for preparing all filings of the MAA and NDA of each Licensed Product in the Field of Use, as well as for any interaction with the Regulatory Authorities in relation to the MAA Approvals requested. Genenta shall use Commercially Reasonable Efforts to obtain and maintain for the Term the MAA Approvals and any additional approvals from the Regulatory Authorities required to commercialize the Licensed Products.

7.6	Pharmacovigilance. As between the Parties, Genenta will manage, at its own costs and expense, all applicable pharmacovigilance requirements for each Licensed Products in the Field of Use in any applicable country in the Territory and shall serve as the holder of the world-wide pharmacovigilance database for the Licensed Products in the Field of Use.

7.7	Pharmacovigilance records and cooperation by OSR. Genenta shall maintain accurate records of all non-medical and medical Licensed Product-related complaints and reports of adverse events with respect to any Licensed Product in the Field of Use in the Territory. As between the Parties, Genenta shall be responsible for meeting regulatory safety reporting obligations in compliance with the requirements of the FDCA, 21 U.S.C. § 321 et seq., the Directive 2001/20/EC, the regulations promulgated thereunder, and equivalent Applicable Regulations in each case with respect to any Licensed Product in the Field of Use in the Territory. Concurrently with, or promptly following, the Parties’ execution of any clinical trial agreement relating to any of the Licensed Products, the Parties shall also enter into a pharmacovigilance agreement, which will specify all relevant undertakings to conduct a clinical trial and to report serious adverse events. The terms of such pharmacovigilance agreement will be consistent with Sections 7.6 and 7.7 hereunder and will include customary terms for such agreement, including without limitation, terms regarding each Party’s rights and obligations with respect to reporting of serious adverse events.

7.8	Clinical Trials. For the Term of this Agreement, Genenta shall use reasonable efforts to involve OSR in Phase I clinical trials for Licensed Products in the Field of Use, subject to OSR (a) maintaining at all times any required quality standards and otherwise complying with the OSR-Genenta Scientific Collaboration Agreement and (b) providing its services on customary and reasonable terms and consistent with then-applicable market standards. For clarity, Genenta is, and shall remain, free to identify and engage other site(s) to carry out clinical studies (including multi-center studies) under this Agreement, in Genenta’s sole discretion.

7.9	Manufacturing. As between the Parties, Genenta shall have the sole and exclusive rights to manufacture and supply any Licensed Products in the Field of Use in the Territory. Genenta shall comply with all Applicable Regulations (including cGMP) in the manufacturing and supply of Licensed Products in the Field of Use in the Territory.

7.10	Commercialization, Promotion and marketing. Genenta shall use Commercially Reasonable Efforts to commercialize each Licensed Product in an applicable country or region following receipt of all regulatory approvals (including MAA Approval) required under the Applicable Regulation to commercialize the applicable Licensed Product in such country or region are granted. As between the Parties, Genenta shall have the sole and exclusive rights to promote, advertise, and market each Licensed Product in the Field of Use in the Territory. In no case shall OSR be responsible for, or liable to, any Third Party to the extent that such liability derives from any inaccurate or misleading statements in Genenta’s promotional and sales literature.

8.	CONFIDENTIALITY

8.1	Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the term of this Agreement and for five (5) years thereafter (and indefinitely with respect to the Existing Know How identified under Exhibit C, section 1, unless such Existing Know How falls into the public domain other than due to an act or omission of Genenta or any of its Affiliates or Sublicensees), the Receiving Party shall (a) maintain in strict confidence (using method at least as stringent as the Receiving Party uses to protect its own confidential information, which will be no less than a reasonable degree of care and good industry practices) all Confidential Information that is received (whether disclosed in writing, electronically, orally or by observation) by such Receiving Party from the Disclosing Party, (b) not use or permit to be used the Disclosing Party’s Confidential Information for any purpose other than as expressly permitted under the terms of this Agreement, and (c) not disclose, or permit the disclosure of the Confidential Information of the Disclosing Party, except, in the case of the foregoing clauses (b) or (c), to those directors, officers, affiliates, employees, permitted licensees (including, without limitation, Sublicensees), permitted assignees and agents, consultants, clinical investigators or contractors, who have a need to know such Confidential information in connection with the performance of the Receiving Party’s obligations or exercise of the Receiving Party’s rights under this Agreement, provided that, each disclosee must be bound by obligations of confidentiality and non-use consistent with, and at least comparable to, those set forth in this Section 8. Each Party shall notify the other Party promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

8.2	Permitted disclosures. The confidentiality obligations contained in Section 8.1 shall not apply to the extent that:

(a)	the Receiving Party is required: (i) to disclose information by law, regulation or order of a Governmental Authority, or (ii) to disclose information to any Governmental Authority for purposes of obtaining approval to test or market the Licensed Product, provided in either case that the Receiving Party shall provide written notice thereof to the other Party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or

(b)	the Receiving Party can demonstrate that: (i) the disclosed information was public knowledge at the time of such disclosure to the Receiving Party, or thereafter became public knowledge, other than as a result of actions of the Receiving Party in violation hereof; (ii) the disclosed information was rightfully known by the Receiving Party (as shown by its written records) prior to the date of disclosure to the Receiving Party by the Disclosing Party hereunder; (iii) the disclosed information was disclosed to the Receiving Party on an unrestricted basis from a source not under a duty of confidentiality to the Disclosing Party; or (iv) the disclosed information was independently developed by the Receiving Party without use of the Confidential Information of the Disclosing Party.

In addition, Genenta may disclose Confidential Information regarding the Licensed Know-How for the following purposes: (a) regulatory filings and other filings with Governmental Authorities, including filings with the FDA, as necessary for the development or commercialization of Licensed Technology and the Licensed Products: (b) prosecuting or defending litigation; (c) complying with Applicable Regulations, including regulations promulgated by securities exchanges, (d) disclosures to its employees, agents, independent contractors, and Sublicensees only on a need-to-know basis and solely in connection with the performance of this Agreement, provided that each disclosee must be bound by obligations of confidentiality and non-use consistent with, and at least comparable to, those set forth in this Section 8; (e) disclosure of the stage of data regarding the development and commercialization of Licensed Products under this Agreement to any bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner or other potential or actual financial partner, provided that each disclosee must be bound by obligations of confidentiality and non-use consistent with, and at least comparable to, those set forth in this Section 8.

8.3	Terms of this Agreement. OSR and Genenta shall not disclose any terms or conditions of this Agreement to any Third Party, without the prior consent of the other Party, except as set forth in Section 8.2 above or to any bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner or other potential or actual financial partner (including, as for OSR, Fondazione Telethon ETS) or Sublicensee; provided however that each disclosee must be bound by obligations of confidentiality and non-use consistent with, and at least comparable to, those under this Section 8.

8.4	Press releases; public filings. Neither Party shall issue any press release or other public announcement disclosing the existence of this Agreement or any of the terms or conditions of this Agreement or the transaction contemplated by this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the above, each Party may file a copy of this Agreement or portions thereof with any Government Authorities to the extent required under Applicable Regulation.

9.	IP RIGHTS

9.1	Patent prosecution and maintenance.

OSR shall have the right and obligation to control the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed Patents (including, upon the exercise of the OPI Option, the patents and patent applications covering the OSR Product Improvements). The costs of the foregoing activities shall be borne by OSR prior to the achievement of the Investment Threshold, and, following such achievement by Genenta, who, for the avoidance of doubt, shall reimburse all costs borne by OSR in accordance with this Section 9.1 from the Effective Date to the date on which the Investment Threshold is met, provided however that should other licensees benefit from the preparation, filing, prosecution and maintenance of the said patents and patents applications, such costs shall be allocated on a pro-rata basis based on the number of licensees, to the extent such licensees are contractually obligated to bear such costs, on a country-by-country basis. Additionally,

(i)	if Genenta exercises its OPI Option, then Genenta shall reimburse to OSR all costs borne by OSR prior to the OPI Option exercise with respect to the filing, prosecution and maintenance of the patents and patent applications covering the OSR Product Improvements, provided that all claims of such patents and patent applications are included in the Licensed Technology;

(ii)	Genenta shall reimburse OSR for the costs incurred by OSR in connection with the filing, prosecution and maintenance activities related to the Optioned IP 1 and Optioned IP 2, including during the CP Option Periods for Candidate Products 1 and Candidate Products 2, respectively, provided that such obligation shall cease with respect to the Optioned IP 1 and/or Optioned IP 2 concurrent with the expiry of the applicable CP Option Periods for Candidate Products 1 and/or Candidate Products 2, as applicable, to the extent that Genenta has not exercised Option 1 (in which case, such obligation shall cease with respect to the Optioned IP 1) and/or Option 2 (in which case, such obligation shall cease with respect to the Optioned IP 2) during the applicable CP Option Periods. If OSR elects not to file any such patent application in any country, or decides to abandon any such pending application or issued patent in any country, OSR shall promptly provide written notice to Genenta, and Genenta shall have the right, at its sole expense and notwithstanding the above, to assume control of the preparation, filing, prosecution and maintenance of such patent application or patent in its name and at its own expense.

For the avoidance of doubt OSR shall have the right of election with respect to the following:

■	whether or not to seek unitary effect in relation to the Licensed Patents upon receipt of notification according to Rule 71(3) of the Implementing Regulation to the European Patent Convention in Europe;
■	whether or not to opt out of the jurisdiction of the Unified Patent Court in respect of such Licensed Patents in Europe during the transitional period; when exercising such opt-out; and if and when withdrawing such opt-out.

9.2	Notification of infringement. Each Party shall (and shall require that its Affiliates and/or Sublicensees, as applicable) notify the other Party of any alleged or threatened infringement by a Third Party of any Licensed Technology in the Territory that such Party becomes aware of and shall provide the other Party with the available evidence, if any, of such alleged or threatened infringement.

9.3	Enforcement of IP rights. OSR shall have the first right at its sole expense and in its sole discretion to control the enforcement of the Licensed Technology against any alleged infringers. If, within two (2) months of receipt of written notice by Genenta that a Third Party is manufacturing, using or selling a product in the Field of Use that infringes the Licensed Technology, OSR fails to file suit to enforce such Licensed Technology against the such Third Party in the Field of Use, then Genenta shall have the right to take whatever action it deems appropriate in its own name and, if required by law and in any case after written notice to OSR, in the name of OSR to enforce such Licensed Technology in the Field of Use, and OSR shall reasonably cooperate with Genenta in the planning and execution of any such action to enforce such Licensed Technology in the Field of Use. The Party controlling any such enforcement action may not settle, or otherwise consent to an adverse judgment in, such action, without the prior express written consent of the non-controlling Party. All monies recovered upon the final judgment or settlement of such action shall be shared, after reimbursement of expenses, in relation to the damages suffered by each Party or, failing a bona fide agreement between the Parties, on a 50%-50% basis.

9.4	Cooperation. In any suit to enforce and/or defend the Licensed Technology pursuant to this Section 9, the Party not in control of such suit shall, at the request and expense of the controlling Party, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like, in any case in compliance with Section 8 above and to the extent that such cooperation is not precluded by any agreements executed by such cooperating Party with any Third Party.

9.5	Third Party Rights. Each Party shall promptly notify the other Party in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement, or the exploitation of any Licensed Technology, Genenta Product Improvements, or any Licensed Products infringes or may infringe the intellectual property rights of such Third Party.

10.	TERMINATION

10.1	Expiration. Unless terminated earlier as set forth below, this Agreement shall expire upon the expiration of the Royalty Term for all Licensed Products and all countries throughout the Territory (the “Term”). Following the expiration of the Royalty Term with respect to a given Licensed Product in all countries in the Territory, the licenses granted to Genenta hereunder with respect to such Licensed Product in such country shall become perpetual, non-exclusive, fully paid-up and royalty-free, irrevocable, transferrable and sublicensable through multiple tiers.

10.2	Termination for breach. Without prejudice to Sections 10.3, should one Party materially breach any obligations set forth in this Agreement, then the non-breaching Party may deliver written notice of such breach to the other Party (“Breach Notice”), in accordance to Section 15.1 below, along with a warning to cure the breach and granting the non-breaching Party a sixty (60) Business Days period to cure the breach. Should the breaching Party fail to cure the breach within the aforementioned cure period, the non-breaching Party shall send written notice to the breaching Party confirming that the breach was not cured and this Agreement shall be terminated by law upon the expiry of the cure period, without prejudice to any further right or remedy accruing to the benefit of the non-breaching Party pursuant to Applicable Regulation. Notwithstanding the foregoing, if the allegedly breaching Party disputes in good faith the existence, materiality or cure of the applicable material breach and provides written notice of such dispute to the other Party within thirty (30) days after receipt of the Breach Notice or of the notice of termination, as applicable, then the matter will be addressed under the dispute resolution provisions in Section 16.2 and the termination will not become effective unless and until it has been finally determined under Section 16.2 that the allegedly breaching Party is in material breach of any of its obligations under this Agreement and has failed to cure the same (which cure period shall commence following such final determination). During the pendency of such a dispute, all of the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder. In addition, if the allegedly breaching Party is Genenta, and such material breach is limited to one or more Licensed Products or countries, then OSR shall have the right, in its discretion, to terminate this Agreement solely with respect to Licensed Products and/or countries to which the material breach relates.

10.3	Termination for failure to pay. Should Genenta fail to pay any undisputed

(i)	Upfront Fee, ARLA One-time Fee, Royalty payment, Milestone Payment or OSR Sublicensing Income payable and due pursuant to Sections 4.1, 4.2, 4.5 and 4.6 hereunder, in each case within thirty (30) days following the expiration of the applicable payment period set forth in Section 6.1 above, as the case may be, then OSR shall have right to terminate this Agreement, by sending a written notice to Genenta in accordance to Section 15.1 below, provided that such right to terminate shall be exercisable only prior to effective payment, by or on behalf of Genenta, of such undisputed amount(s);

(ii)	any Option Fees or the option fee set forth in Section 2.11(iii) or any of the extension fees due and payable according to Sections 2.2(b), 2.11 and/or 10.4, in each case within thirty (30) days following the expiration of the applicable deadlines as indicated in Section 6.1 above, as the case may be, then OSR shall have right to immediately terminate, by sending a written notice to Genenta in accordance to Section 15.1 below, the rights granted to Genenta as a consequence of the exercise of the applicable option according to Sections 2.3 or 2.11(iii) or the rights granted to Genenta as a consequence of the exercise of the right to an extension according to Sections 2.2(b), 2.11 and/or 10.4 (as applicable), provided that any such termination shall be in lieu of any right to receive payment arising from (including, without limitation, any late payment interest on) the exercise of the applicable option or extension.

10.4	Termination for failure to develop. Without prejudice to Section 10.2, OSR is entitled to terminate, upon sixty (60) Business Days prior written notice to Genenta (to be sent in accordance to Section 15.1 below)

(a)	this Agreement (pursuant to Section 10.4(z) below) in the event that Condition 1 and/or Condition 2 fail to occur on the third anniversary of the ARLA Effective Date (“Condition Date”) where

(i) “Condition 1” means (A) the Licensed Product for GBM is then-currently under clinical development by Genenta (or a Sublicensee), or (B) the first patient has then-been dosed by Genenta (or a Sublicensee) with a Licensed Product for a different Solid Cancer Indication (i.e., other than GBM) in a Phase I/II Clinical Trial; and

(ii) “Condition 2” means one (1) additional Licensed Product for a Solid Cancer Indication (other than the indication for the Licensed Product under clause (i) which is meeting Condition 1) is then-currently under development (which, for clarity, may include the conduct of pre-clinical studies) by Genenta (or a Sublicensee).

The Parties agree that:

(x) if, upon the Condition Date, (i) Condition 1 is not met due to the Licensed Product for GBM either being placed on clinical hold or safety issues having been identified by the safety board prior to the Condition Date, and (ii) Condition 2 is met; then (A) the Condition Date shall be postponed and extended to the date that is fifty-four (54) months after the ARLA Effective Date, and (B) Condition 1 shall be deemed satisfied if Genenta (or a Sublicensee) has filed an IND/IMPD for a Solid Cancer Indication (other than GBM and other than the Solid Cancer Indication of the Licensed Product meeting Condition 2);

(y) if, prior to the Condition Date, (i) the first patient was dosed by Genenta (or a Sublicensee) with a Licensed Product for GBM in a Phase III Clinical Trial, or (ii) at least five (5) patients were dosed by Genenta (or a Sublicensee) in a Phase I/II Clinical Trial with a Licensed Product for a different Solid Cancer Indication (i.e., other than GBM); then, if Condition 2 is not satisfied at the Condition Date, Genenta shall have the right to postpone and extend the Condition Date up to two (2) times (i.e., twice), in each case for an extension period of two (2) years (i.e., such extensions not to exceed four (4) years in total from the Condition Date) by (A) sending written notice to OSR at least 30 days prior to the Condition Date (as for the request of the first extension) or prior to the expiration of the first extension period (as for the request for the second extension), and (B) paying an amount equal to five hundred thousand Euro (€500,000.00) within thirty (30) days from the date of each such applicable extension notice. For the avoidance of doubt each two (2) year extension shall apply to all Solid Cancer Indications;

(z) in the event that a termination notice is sent by OSR to Genenta pursuant to this Section 10.4(a), this Agreement

○	shall terminate (and Genenta shall promptly wind-down and/or discontinue any further activity, taking into account patient safety concerns), and Section 10.7 shall apply, with respect to

■	all Solid Cancer Indications (other than GBM to the sole extent that upon the Condition Date a Licensed Product indicated for GBM is under clinical development (“Exception”));
■	to the extent that the LHI Option Period has not expired, the LHI Option will automatically terminate upon the Condition Date;

and OSR shall be free to grant any right to any third party with respect to the Licensed Technology and any OSR Product Improvement (to the extent not already included in the Licensed Technology, pursuant to the exercise of the OPI Option) to conduct research and to develop, make, have made, use, offer for sale, sell and import Licensed Products (and, for the avoidance of doubts, Other Products) in the Territory in the Field of Use (other than GBM pursuant to the occurrence of the Exception; and, for the sake of clarity, outside of the Field of Use and with respect to any product). Notwithstanding the foregoing sentence, in the event that during the eighteen (18) months period following the effective date of termination of this Agreement, OSR intends to grant a license under the Licensed Technology to a Third Party to conduct research and to develop, make, have made, use, offer for sale, sell and/or import the Licensed Product that was under clinical development prior to the date of termination in the Territory and in such indication within the Field of Use for which such Licensed Product was developed under this Agreement, OSR shall first offer such license in writing to Genenta and the relevant written offer shall include the terms and conditions for the grant of such license. Should Genenta be interested in pursuing good faith negotiations with respect to the grant of such license, Genenta shall provide written notice of interest to OSR no later than forty-five (45) days from receipt of OSR’s written offer and the Parties shall have a ninety (90) day period to execute a license agreement in relation thereto. In the event that no notice of interest is delivered to OSR from Genenta during the above mentioned forty-five (45) day period or, having provided such notice of interest during such forty-five (45) day period, no agreement is executed by the Parties during the above mentioned ninety (90) day period, OSR shall be free to grant any right to any Third Party with respect to the Licensed Technology for such Licensed Product with respect to the applicable indication in the Field of Use;

○	shall not terminate with respect to the License granted by OSR to Genenta under this Agreement for the Lympho-Hematopoietic Indications, provided that the LHI Option was exercised prior to the Condition Date;

(b)	this Agreement in the event that

(i) Genenta has exercised the LHI Option set forth in Section 2.2(b) with respect to one or more Lympho-Hematopoietic Indications and Genenta (or a Sublicensee) has not filed an IND with respect to the applicable Lympho-Hematopoietic Indication for which the LHI Option was exercised (the “Terminated LHI”) within three (3) years from the date of the exercise of the LHI Option, it being understood that in such case: (a) the termination of this Agreement shall apply only with respect to the Terminated LHI; (b) Genenta shall promptly wind-down and/or discontinue any further activity on the said Terminated LHI, taking into account patient safety concerns; and (c) the provisions of Section 10.7 below shall apply only with respect to such Terminated LHI; or

(ii) Genenta has exercised the LHI Option set forth in Section 2.2(b) with respect to three (3) Lympho-Hematopoietic Indications and Genenta (or a Sublicensee) has not filed an IND with respect to any such Lympho-Hematopoietic Indications for which the option was exercised, within three (3) years as of the date on which the relevant LHI Option was exercised, it being understood that in such case: (a) the termination rights shall apply to all Lympho-Hematopoietic Indications (but not to any Solid Cancer Indications, for which the provisions of this Agreement shall survive); (b) Genenta shall promptly wind-down and/or discontinue any further activity on all Lympho-Hematopoietic Indications, taking into account patient safety concerns; and (c) the provisions of Section 10.7 below shall apply only with respect to all Lympho-Hematopoietic Indications;

provided that, for each of (i) and (ii), in the event that a termination notice is sent by OSR to Genenta pursuant to this Section 10.4(b),

○	this Agreement shall not terminate (and shall remain in full force and effect) with respect to Solid Cancer Indications;
○	to the extent that the LHI Option Period has not expired, the LHI Option will automatically terminate upon the date on which the termination notice is sent by OSR and received by Genenta;

(c)	this Agreement, in the event that commercialization of a Licensed Product is not started within 24 months from the grant of both (i) the MAA Approval and (ii) the pricing approval for such Licensed Product, provided that termination of the Agreement pursuant to this section 10.4(c) shall relate solely to such Licensed Product and to such country or region in relation to which both such MAA Approval and pricing approval were granted.

10.5	Termination for winding-up of Genenta. To the extent permitted by the Applicable Regulation, OSR may terminate this Agreement, at no costs and with no compensation being due as a consequence of such termination, immediately upon written notice to Genenta, to be sent in accordance to Section 15.1 below, should Genenta (a) resolves its voluntary liquidation (also in accordance with the provisions of the Genenta Investment Agreement) or (b) be liquidated by in accordance with the Applicable Regulations.

10.6	Termination by Genenta.

(a)	In the event that no Licensed Product in the Field of Use can be successfully developed by Genenta under the Licensed Technology due to critical and objective technical or scientific reasons concerning the safety or efficacy of such Licensed Products, then Genenta may terminate this Agreement, upon one-hundred twenty (120) Business Days prior written notice to OSR, to be sent in accordance to Section 15.1 below. In such case, Section 10. 7 shall apply as well.

(b)	Any withdrawal by Genenta of a non-conditional MAA Approval in any country or region shall be regarded as a termination by Genenta of this Agreement solely with respect to the applicable Licensed Product for which such non-conditional MAA Approval was withdrawn, and solely in the applicable country or region and for the applicable indication.

10.7	Effect of termination. In any case of termination of this Agreement, without prejudice to the rights and remedies available under applicable law in the event of termination for breach, the following shall apply.

(a)	Without prejudice to Sections 10.4(a)(z), the proviso under Section 10.4(b), Section 10.4(c) and Section 10.6(b) (collectively, the “Partial Termination Clauses”), all licenses and option rights granted to Genenta under this Agreement under the Licensed Technology, and any rights granted to and obligations undertaken by the Parties under this Agreement, shall immediately terminate without any monetary consideration by either party to the other party subject to this Section 10.7 and to Sections 10.8 and 10.9;

(b)	if such termination becomes effective after the First Commercial Sale of any Licensed Product(s), then Genenta and its Sublicensees (through multiple tiers), as applicable, shall be permitted to distribute and sell all such Licensed Product(s) that were in inventory or in production on the date of such termination, for a period of twelve (12) months following the effective termination date, in accordance with the terms of this Agreement;

(c)	OSR shall assume any sublicense entered into by Genenta with its Sublicensees, provided that and subject to: (i) such sublicense complies with clauses (i) and (ii) of Section 2.5 above; (ii) Genenta has first represented and warranted in writing to OSR that as of the effective date of such termination, such Sublicensee is then in full compliance with all terms and conditions of its sublicense; and (iii) such Sublicensee agrees in writing to assume all applicable obligations of Genenta under this Agreement with respect to the scope of the sublicense, it being understood and agreed that should even only one of the conditions and requirements set forth in clauses (i), (ii) and (iii) above is not met and fulfilled, the relevant sublicense shall be and remain without effects as between Genenta and/or OSR and the relevant Sublicensee. For the sake of clarity, (x) in the event of a partial termination of this Agreement pursuant to the Partial Termination Clauses, this Section 10.7(c) shall apply only with respect to the terminated portion(s) of the Field of Use; and (y) in the event of a termination of the Agreement, in whole or in part, pursuant to Section 10.6(b), this Section 10.7(c) shall not apply to the terminated Licensed Products with respect to the applicable terminated countries or regions;

(d)	In the event of termination of this Agreement (including in the event of a termination limited to a portion of the Field of Use and/or to one or more Licensed Products in all countries and regions of the Territory), OSR shall have, for a period of forty-five (45) days beginning on the date of such termination (the “ROFN Period”), an exclusive right to negotiate in good faith with Genenta the terms and conditions for a possible grant of (i) the transfer and/or assignment, as applicable, to OSR (or its designee) of all MAA Approvals related to each Licensed Product in the Territory (in such portion of the Field of Use, if applicable), data, information, and regulatory files (such as e.g., IMPD, technical dossiers) relating to each Licensed Product in the Territory (in such portion of the Field of Use, if applicable), which may include the relevant drug master file, and all trademarks relating to such Licensed Products indicated in the NDA filed by Genenta with the FDA and/or in the MAA filed with the EMA (or in any similar file filed with any Regulatory Authority), and (ii) a license to OSR under all intellectual property rights relating to the Licensed Products accrued to the benefit of Genenta in accordance with this Agreement (including all patents and patents applications registered in the name of Genenta and covering the Licensed Products and/or the Genenta Product Improvements), in each case, for which Genenta has the right to grant a license at the time of such termination (such exclusive right to negotiate, the “ROFN”) . The ROFN will be exercisable by OSR by written notice to Genenta within such 45-day period and, in the event of such ROFN exercise, the Parties shall negotiate in good faith such terms and conditions (under commercially reasonable terms, including commercially reasonable consideration for the licenses contemplated under this Section 10.7(d)) for a period of up to ninety (90) days from the date of such notice (or such extended period, as may be mutually agreed upon by the Parties). If Parties do not enter into any definitive agreement regarding such transfer and license (as applicable) during such ninety (90) day period (or such other time period, as may be mutually agreed upon by the Parties, in writing), then during the twelve (12) months immediately following the expiry of such period, Genenta shall not assign or grant to any third party any right or license to the items and rights which were the subject matter of such negotiation under terms and conditions (including the consideration) that, taken as a whole, are more favorable to such third party than those last proposed by Genenta to OSR.

(e)	In the event of any termination of this Agreement in its entirety, OSR shall have the right (but not the obligation) to assume and take over, itself or through its designee, all then-existing and ongoing contracts and contractual arrangements that may have been entered into by Genenta with any Third Parties other than Sublicensees, related in any manner whatsoever to the ongoing development of the Licensed Products (but not any other products), including but not limited to all research contracts, for which assignment is possible without violating the terms and conditions of such contracts and contractual arrangements or applicable law, and without any additional cost to Genenta, and the Parties shall cooperate to promptly transfer or assign to OSR (or its designee), all such contracts and arrangements. To facilitate the assumption and taking over of any and/or all such existing and ongoing contracts or contractual arrangements as set forth above, Genenta agrees to provide a list identifying such contracts and contractual arrangements to OSR within twenty (20) Business Days following the effective date of such termination. OSR will then have one hundred forty-five (145) days from the receipt of that list (the “Election Period”) to make its election as to whether to assume and take-over any or all of the contracts and contractual arrangements, provided that during such periods, Genenta shall have no obligation to maintain any such contracts or contractual arrangements in effect if doing so would require or result in any cost to Genenta.

(f)	Genenta shall pay to OSR within 30 days from the date of expiry or earlier termination the Additional License Fee set forth in Section 4.1(b)(y) (including in the event that earlier termination occurs prior to the first anniversary of the ARLA Effective date), as well as any other payment due under this Agreement (if such other payment obligation accrued prior to the date of termination).

10.8	For the sake of clarity, in the event of termination pursuant to Section 10.4(a)(z) or the proviso under Section 10.4(b), the rights granted to Genenta according to Section 2.11 shall terminate only with respect to such portion of the Field of Use in relation to which the applicable partial termination occurred.

10.9	Survival. Neither expiration or termination of this Agreement shall relieve either Party of any obligation accruing prior to such expiration or termination, and the provisions of Sections 1, 8, 10.7, 13, 14, 15 and 16 shall survive the expiration or termination of this Agreement.

11.	REPRESENTATIONS AND WARRANTIES

11.1	Mutual representations and warranties. Each Party hereby represents and warrants to the other Party as follows:

(a)	Such Party is a corporation duly organized, validly existing and in good standing under the laws of the State or country in which it is incorporated;

(b)	Such Party (a) has the corporate power and authority and the legal right to enter into this Agreement and, upon the ARLA Effective Date, to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and, upon the ARLA Effective Date, the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;

(c)	Upon the ARLA Effective Date, all necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained;

(d)	The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of the Applicable Regulations, and (ii) do not conflict with, or constitute a default under, any contractual obligation of it.

11.2	OSR additional representations and warranties. OSR hereby represents and warrants to Genenta that as of the ARLA Effective Date, except as set forth in Exhibit 11.2:

(a)	OSR is the sole and exclusive owner of the Licensed Technology, or has the right to grant the licenses granted under Section 2 above with respect to the Licensed Technology based, inter alia, on the OSR-Telethon Cooperation Agreement.

(b)	OSR has not granted to any Third Party any right, license or other interest in the Licensed Technology which is or was in conflict with the rights granted to Genenta under this Agreement or the Last Amended License Agreement.

(c)	To the best knowledge of OSR, OSR does not own or control any patent or patent application other than the Licensed Patents that are required or useful for the development, manufacturing or commercialization of the Licensed Products.

(d)	To the best knowledge of OSR, (i) there are no pending or threatened claims, judgments or settlements against OSR relating to the Licensed Technology, and (ii) no Third Party has infringed or is infringing any Licensed Technology.

(e)	Without limiting clause (c) of Section 11.1 above, OSR hereby represents and Genenta hereby acknowledges that prior to the Effective Date OSR had received from Molmed S.p.A., with registered offices in Milano, via Olgettina No. 58, Fiscal Code 11887610159, a notice that it is not willing to exercise the option rights on the exploitation of the certain patents necessary for the carrying out of the Genenta Project.

OSR makes no representations and no warranties of any kind, either express or implied, and particularly disclaims all warranties of validity of the Licensed Patents and/or that the patents will be granted with respect to the patent applications constituting Licensed Patents (as applicable), and/or that the exploitation of the Licensed Technology does not determine infringement of Third Parties’ rights and/or, more generally, of non-infringement, merchantability and fitness for a particular purpose.

11.3	Genenta Additional Representations and Warranties. Genenta hereby covenants, represents and warrants to Genenta that, as of the ARLA Effective Date:

(a)	The development of the Licensed Products under the Licensed Technology and this Agreement shall be conducted in accordance with the Applicable Regulations, including the cGCP and cGLP, as applicable, it being understood that this Section 11.3(a) shall not be applicable to the extent that any breach is imputable to OSR under the OSR-Genenta Scientific Collaboration Agreement;

(b)	The manufacturing of the Licensed Products shall be conducted in accordance with the Applicable Regulations, including the cGMP, cGLP, as applicable.

12.	INDEMNIFICATION

12.1	Indemnification. Each Party (the “Indemnitor”) shall defend, indemnify and hold the other Party (the “Indemnitee”) harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding arising out of any breach by the Indemnitor and/or its Affiliates and/or its Sublicenses and/or its distributors and Third Parties suppliers, of the representations and warranties under Section 11 above. Genenta shall defend, indemnify and hold OSR harmless from any claim, demand, action or proceeding arising out of the infringement of Third-Party intellectual property rights by the Genenta Product Improvements or the Licensed Products, except to the extent such claim, demand, action or proceeding to the extent arising from (a) the Licensed Technology and/or (b) activities conducted by or on behalf of OSR under the OSR-Genenta Scientific Collaboration Agreement and/or the CPSRA.

12.2	Procedure. The Indemnitee shall promptly notify the Indemnitor of any liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to assume the defense thereof with counsel selected by the Indemnitor. The indemnity agreement in this Section 12 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Section 12, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to the Indemnitee otherwise than under this Section 12. The Indemnitee under this Section 12, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

13.	LIMITATION OF LIABILITY

13.1	Limitation of liability. Except for breaches of Section 8 above, neither Party shall be liable under this Agreement for any indirect, incidental, punitive, exemplary, special or consequential damages of any kind, which may be awarded by any judge or authority of competent jurisdiction, except in case of willful misconduct (dolo) or serious negligence (colpa grave).

14.	FORCE MAJEURE

14.1	Limitation of liability. Neither Party (“Affected Party”) shall be held liable or responsible to the other Party (the “non-Affected Party”) nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, (i) such failure or delay is caused by or results from causes beyond the reasonable control of the Affected Party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, and (ii) the Affected Party uses its Commercially Reasonable Efforts to resume performance as soon as reasonably practicable. The non-Affected Party shall have the right to terminate the Agreement upon thirty (30) days prior written notice in the event that the failure by the Affected Party caused by the applicable force majeure event continues for longer than six (6) consecutive months.

15.	MISCELLANEOUS

15.1	Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other Party shall be in writing, delivered by any lawful means to such other Party at its address indicated below (where the Party hereby elect domicile for the purposes of servicing legal pleadings or arbitration requests), or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to OSR, to:

Ospedale San Raffaele S.r.l.

via Olgettina No. 60

20132, Milan, Italy

Attention: Dr Daniela Bellomo

If to Genenta, to:

Genenta Science S.r.l.

via Olgettina No. 60

20132, Milan, Italy

Attention: Ms. Anna Flavia d’Amelio Einaudi and Mr. Luigi Paracchi

15.2	Assignment. Without the prior written consent of OSR, not to be unreasonably withheld or delayed, Genenta shall not assign its rights or obligations under this Agreement, except that, Genenta may make such an assignment without OSR’s consent (a) to any Affiliate or shareholder, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or (c) in the event of any merger, demerger, consolidation, combination, reorganization, change in control, sale os stock, sale of assets, or other similar corporate transaction, provided, however, that in each case (a) through (c) that Genenta provides written notice to OSR of such assignment and the assignee shall have agreed in writing to be bound (or is otherwise required by operation of Applicable Regulations to be bound) in the same manner as Genenta hereunder and, in the case of an assignment to any Affiliate of Genenta under clause (a), Genenta shall remain responsible for performance of its obligations under this Agreement except to the extent they are satisfactorily performed by any such Affiliate. Notwithstanding the above, an assignment of the Agreement by Genenta in connection with any “Disinvestimento”, as such term is defined in the Genenta Investment Agreement, shall not require OSR’s consent.

15.3	Waivers and amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.

15.4	Entire agreement. This Agreement embodies the entire agreement between the Parties and supersedes any prior representations, understandings and agreements, including the Last Amended License Agreement, between the Parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the Parties regarding the subject matter hereof that are not fully expressed herein.

15.5	Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

15.6	Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

15.7	Exhibits. The following Exhibits are an integral and substantial part of this Agreement:

Exhibit (C)	Existing Know-How;

Exhibit 1.27	Licensed Patents;

Exhibit 2.11A	Optioned IP 1;

Exhibit 2.11B	Optioned IP 2;

Exhibit 11.2	Exceptions to OSR’s additional representations and warranties.

15.8	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.	GOVERNING LAW AND ARBITRATION

16.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Italy, without regard to the conflicts of law principles thereof.

16.2	Arbitration. Any dispute, controversy or claim initiated by either Party arising out of or relating to this Agreement, its negotiations, execution or interpretation, or the performance by either Party of its obligations under this Agreement (other than (a) any dispute, controversy or claim regarding the validity, enforceability, claim construction or infringement of any patent rights, or defenses to any of the foregoing), shall be finally resolved through arbitration by a panel of three (3) arbitrators appointed under the Rules of the International Court of Arbitration of the International Chamber of Commerce of Paris (the “Rules”), which both Parties declare to know and accept. Each Party shall appoint one arbitrator and the two thus-appointed arbitrators shall appoint the third arbitrator, who shall act as chairman of the panel. In case of disagreement, the third arbitrator shall be appointed by the Chairman of the International Chamber of Commerce, in accordance with the provisions of the Rules. Where necessary the Chairman of the International Chamber of Commerce shall also appoint an arbitrator on behalf of the Party that has failed to appoint its arbitrator within the deadline set forth by the Rules. The seat of the arbitration shall be Milan, Italy. Any such arbitration shall be conducted in the Italian language, without prejudice to the Parties right to file documents in the English or other foreign language, along with the relevant certified translation into Italian English or to hear witness in languages other than Italian provided that a simultaneous translation is offered to the panel. Any award issued by the arbitration panel shall binding upon the Parties and the arbitration shall be “rituale” in its nature. The arbitration shall be conducted in accordance with the Rules and the Parties hereby declare that the Emergency Arbitrators Provisions shall not apply between them. The award rendered by the arbitrators may be challenged on the grounds of breach of rules of law (impugnazione per violazione delle regole di diritto) pursuant to Article 829 (Casi di nullità), third paragraph, of the Italian Code of Civil Procedure.

16.3	Residual jurisdiction. Any other dispute which may not be submitted to the arbitration proceeding pursuant to Section 16.2 above, including those relating to injunctive reliefs and provisional and/or urgent measures and payment injunctions (decreto ingiuntivo) shall be devoted to the exclusive jurisdiction and venue of Tribunal of Milan.

*   *   *

In witness whereof, the Parties have executed this Agreement effective as of the Effective Date.

Ospedale San Raffaele S.r.l.

By:	/s/ Marco Centenari

Name:	Marco Centenari

Genenta Science S.p.A.

By:	/s/ Pierluigi Paracchi

Name:	Mr. Pierluigi Paracchi

# Exhibit (C)

## Existing Know-How

Without prejudice to the other definitions indicated in this Exhibit, the words and expressions in capital letters set forth in this Exhibit C shall have the meaning provided for by the License Agreement.

**1. Lentigen know-how**

**2. Other Existing Know-How**

The following is a list of the publications as at the Effective Date relating to the Genenta Project. The Existing Know-How shall also include any underlying raw data, copies of pre-clinical studies (including study reports, development reports and safety reports, if any), lab notebooks, and analytical methods, in each case to the extent (a) in possession of OSR as of the Effective Date and (b) reasonably necessary to research, develop, manufacture or commercialize Licensed Products in the Field of Use.

1. *Escobar G, Gentner B, Naldini L, Mazzieri R.*, Engineered tumor-infiltrating macrophages as gene delivery vehicles for interferon-α activates immunity and inhibits breast cancer progression. Oncoimmunology. 2014 Apr 29;3:e28696. eCollection 2014.

2. *Escobar G, Moi D, Ranghetti A, Ozkal-Baydin P, Squadrito ML, Kajaste-Rudnitski A, Bondanza A, Gentner B, De Palma M, Mazzieri R, Naldini L.*, Genetic engineering of hematopoiesis for targeted IFN-α delivery inhibits breast cancer progression. Sci Transl Med. 2014 Jan 1;6(217):217ra3.

3. *Chiriaco M, Farinelli G, Capo V, Zonari E, Scaramuzza S, Di Matteo G, Sergi LS, Migliavacca M, Hernandez RJ, Bombelli F, Giorda E, Kajaste-Rudnitski A, Trono D, Grez M, Rossi P, Finocchi A, Naldini L, Gentner B, Aiuti A*, Dual-regulated lentiviral vector for gene therapy of X-linked chronic granulomatosis. Mol Ther. 2014 Aug;22(8):1472-83.

4. *Gentner B, Visigalli I, Hiramatsu H, Lechman E, Ungari S, Giustacchini A, Schira G, Amendola M, Quattrini A, Martino S, Orlacchio A, Dick JE, Biffi A, Naldini L.*, Identification of hematopoietic stem cell-specific miRNAs enables gene therapy of globoid cell leukodystrophy. Sci Transl Med. 2010 Nov 17;2(58):58ra84.

5. *De Palma M, Mazzieri R, Politi LS, Pucci F, Zonari E, Sitia G, Mazzoleni S, Moi D, Venneri MA, Indraccolo S, Falini A, Guidotti LG, Galli R, Naldini L.*, Tumor-targeted interferon-alpha delivery by Tie2-expressing monocytes inhibits tumor growth and metastasis. Cancer Cell. 2008 Oct 7;14(4):299-311.

3. **Presentations**

1. Abstract (the relevant publication is ongoing)

**Engineering Hematopoiesis for Tumor-Targeted Interferon-Alpha Delivery**
Giulia Escobar, Anna Ranghetti, Luigi Barbarossa, Silvia Nucera, Cristiana Fanciullo, Fabio Ciceri, Bernhard Gentner, Luigi Naldini

*"Tumor immunotherapy is a promising approach for cancer treatment, but the immunosuppressive tumor microenvironment represents a major hurdle to its efficacy. To overcome this immunosuppression, we developed an approach based on genetic engineering of hematopoietic stem and progenitor cells (HSPC). Using lentiviral vectors, we introduced a transcriptionally and post-transcriptionally regulated Interferon-alpha (IFNa) cassette targeting IFNa expression to tumor-infiltrating monocytes/macrophages originating from a gene-modified HSPC graft (IFNa cell therapy). When applying our strategy to spontaneous breast cancer mouse models we observed tumor-targeted activation of type I IFN response, accompanied by strong infiltration of the tumors by activated CD4 and CD8 T cells and resulting in sustained inhibition of primary breast cancer and its metastases. We then developed a spontaneous B-ALL mouse model based on onco-mir expression and showed that IFNa cell therapy significantly reduced leukemic burden. We have now derived leukemic subclones engineered with model antigens (e.g. huCD20) to test combination of IFNa cell therapy with monoclonal antibodies or adoptive immunotherapy. To move toward clinical application, we humanized the vector and exploited the myeloid progeny of huHSPC generated in hematochimeric mice as therapeutic vehicle to deliver IFNa into human breast cancer and multiple myeloma xenografts. IFNa cell therapy promoted immune-mediated clearance of breast tumors and tumoristatic effects associated with prolonged survival in myeloma xenografts. IFNa cell therapy also inhibited human Ph+ primary B-ALL growth, and we are testing its combination with Imatinib. These results pave the way for a phase I/II trial testing IFNa cell therapy in patients with multiple myeloma and lymphoid malignancies undergoing autologous transplant"*.

2. Presentation (at the congress ASGCT held in Washington DC on May 21-24, 2014)

**Inhibition of Solid and Hematologic Tumors by Engineering Human Hematopoiesis for Tumor-Targeted IFNa Delivery**

Giulia Escobar

Angiogenesis & Tumor Targeting Unit San Raffaele TIGET Institute

Exhibit 1.27

Licensed Patents

1.	Patent Family of WO2007000668

Title: GENE VECTOR Applicants: Ospedale San Raffaele S.r.l. 50% - Fondazione Telethon 50% Inventors: Luigi Naldini, Brian David Brown
Status	Country	Application Number	Filing Date	Publication Number (publication date)	Patent Number (issue date)
Expired	US	US provisional N. 60/684,954	May 27, 2005
Expired	PCT	PCT/IB2006/002266	May 26, 2006	WO2007000668 (Jan 4, 2007)
Pending	Europe	N.06795291.1	May 26, 2006	EP2002003 (Dec 17, 2008)
Granted	S. Korea	20077030594	May 26, 2006	KR20080041601 (May 13, 2008)	10-1373548 (06.03.2014)
Abandoned	S. Korea	10-2013-7025874 divisional	May 26, 2006
Pending	India	5430/CHENP/2007	May 26, 2006
Pending	Singapore	200718092-0	May 26, 2006
Pending	Singapore	SG201003686-1 divisional	May 26, 2006	SG162726 (July 29, 2010)
Pending	Israel	187679	May 26, 2006
Pending	Canada	20062609142	May 26, 2006	CA2609142 (Jan 4, 2007)
Pending	USA	11/921,140	May 26, 2006	US2010041737 (Feb 18, 2010)
Pending	USA	14/332,222 divisional	May 26, 2006
Pending	Japan	2013-098229 divisional	May 26, 2006	JP2013226139 (Nov 7, 2013)
Pending	Japan	2008-512952	May 26, 2006	JP2008545406 (Dec 18, 2008)
Pending	China	200680027591.5	May 26, 2006	CN101287834 (Oct 15, 2008)

2.	Patent Family of WO2010125471

Title: GENE VECTOR Applicants: Ospedale San Raffaele S.r.l. 50% - Fondazione Telethon 50% Inventors: Alessandra Biffi, Bernhard Rudolf Gentner, Luigi Naldini
Status	Country	Application number	Filing date	Publication number (publication date)	Patent number (Issue date)
Expired	US	US provisional N. 61/174,124	April 30, 2009
Expired	PCT	PCT/IB2010/001166	April 30, 2010	WO2010125471 (04.11. 2010)
Pending	Europe	10723305.8	April 30, 2010	EP2424571 (07.03.2012)
Pending	USA	13/266,381	April 30, 2010	US 2012/0128643 (24.05.2012)
Pending	China	201080030337.7	April 30, 2010	CN102596255 (18.07.2012)
Pending	Japan	2012-507847	April 30, 2010	JP2012525141 (22.10.2012)
Pending	Canada	2,759,438	April 30, 2010	CA2759438 (04.11.2010)
Pending	Australia	AU2010243276	April 30, 2010	AU2010243276 (17.11.2011)
Pending	Brazil	PI1010873-4	April 30, 2010
Pending	Eurasia	201171335	April 30, 2010	EA201171335 (30.05.2012)
Pending	India	7894/CHENP/2011	April 30, 2010	7894/CHENP/2011 (21.12.2012)
Pending	Israel	215804	April 30, 2010
Pending	S. Korea	10-2011-7028569	April 30, 2010	KR20120038403 (23.04.2012)
Granted	S. Africa	2011/07625	April 30, 2010		2011/07625 (27.12.2012)
Pending	Singapore	201108000-9	April 30, 2010	SG175839 (29.12.2011)
Pending	Mexico	MX/A/2011/011508	April 30, 2010	MX2011011508 (13.02.2012)

Exhibit 2.11A

Optioned IP 1

Title: “Gene Therapy”

Applicant: OSR (50%), F. Telethon (50%)

Inventors: Luigi Naldini, Giulia Escobar, Bernhard Rudolf Gentner, Adele Mucci

STATUS	COUNTRY OR REGION	APPLICATION NUMBER	FILING DATE	PUBLICATION DATE	PUBLICATION NUMBER
EXPIRED	UK	UK N.1706410.6	21.04.2017
EXPIRED	UK	UK N.1801511.5	30.01.2018
EXPIRED	PCT	PCT/EP2018/060238	20.04.2018	25.10.2018	WO2018193119
PENDING	AUSTRALIA	2018253959	20.04.2018	21.11.2019	AU2018253959A1
PENDING	BRAZIL	BR 11 2019 021953 6.	20.04.2018	21.07.2020	BR112019021953A2
PENDING	CANADA	3,060,145	20.04.2018	25.10.2018	CA3060145A1
PENDING	CHINA	201880040639.9	20.04.2018	11.02.2020	CN110785488A
PENDING	EURASIA	201992514	20.04.2018	25.02.2020	EA201992514
PENDING	EUROPE	18724470.2	20.04.2018	26.02.2020	EP3612624A1
PENDING	INDIA	201947046826	20.04.2018	29.11.2019	IN201947046826A
PENDING	ISRAEL	270028	20.04.2018	31.12.2019	IL270028A
PENDING	JAPAN	2019-556929	20.04.2018	18.06.2020	JP2020517261A
PENDING	MEXICO	MX/a/2019/012602	20.04.2018	17.07.2020	MX2019012602
PENDING	SINGAPORE	11201909814W	20.04.2018	28.11.2019	SG11201909814WA
PENDING	SAUDI ARABIA	519410327	20.04.2018	25.02.2020	EA201992514
PENDING	SOUTH AFRICA	2019/06922	20.04.2018	25.10.2018	ZA201906922
PENDING	SOUTH KOREA	10-2019-7034111	20.04.2018	26.02.2020	KR1020200020677A
PENDING	USA	16/604,484	20.04.2018	12.03.2020	US20200078408A1

Exhibit 2.11B

Optioned IP 2

Title: “Gene Therapy”

Applicant: OSR (50%), F. Telethon (50%)

Inventors: Luigi Naldini, Nadia Coltella, Federico Rossari

STATUS	COUNTRY OR REGION	APPLICATION NUMBER	FILING DATE
PENDING	GB	GB2303942.3.	17.03.2023

Title: “Gene Therapy”

Applicant: OSR (50%), F. Telethon (50%)

Inventors: Luigi Naldini, Giulia Escobar, Bernhard Rudolf Gentner, Adele Mucci

STATUS	COUNTRY OR REGION	APPLICATION NUMBER	FILING DATE	PUBLICATION DATE	PUBLICATION NUMBER
EXPIRED	UK	UK N.1706410.6	21.04.2017
EXPIRED	UK	UK N.1801511.5	30.01.2018
EXPIRED	PCT	PCT/EP2018/060238	20.04.2018	25.10.2018	WO2018193119
PENDING	AUSTRALIA	2018253959	20.04.2018	21.11.2019	AU2018253959A1
PENDING	BRAZIL	BR 11 2019 021953 6.	20.04.2018	21.07.2020	BR112019021953A2
PENDING	CANADA	3,060,145	20.04.2018	25.10.2018	CA3060145A1
PENDING	CHINA	201880040639.9	20.04.2018	11.02.2020	CN110785488A
PENDING	EURASIA	201992514	20.04.2018	25.02.2020	EA201992514
PENDING	EUROPE	18724470.2	20.04.2018	26.02.2020	EP3612624A1
PENDING	INDIA	201947046826	20.04.2018	29.11.2019	IN201947046826A
PENDING	ISRAEL	270028	20.04.2018	31.12.2019	IL270028A
PENDING	JAPAN	2019-556929	20.04.2018	18.06.2020	JP2020517261A
PENDING	MEXICO	MX/a/2019/012602	20.04.2018	17.07.2020	MX2019012602
PENDING	SINGAPORE	11201909814W	20.04.2018	28.11.2019	SG11201909814WA
PENDING	SAUDI ARABIA	519410327	20.04.2018	25.02.2020	EA201992514
PENDING	SOUTH AFRICA	2019/06922	20.04.2018	25.10.2018	ZA201906922
PENDING	SOUTH KOREA	10-2019-7034111	20.04.2018	26.02.2020	KR1020200020677A
PENDING	USA	16/604,484	20.04.2018	12.03.2020	US20200078408A1

Exhibit 11.2

Exceptions to OSR’s additional representations and warranties

The following are the exceptions to the representations and warranties set forth by Section 11.2 of the Agreement.

* * *

Section 11.2(a)

1.	Lentigen know-how

Know How Sublicense Agreement by and between GlaxoSmithKline Intellectual Property Development Limited and Ospedale San Raffaele and Fondazione Telethon dated July 18, 2014. Under such agreement, OSR is willing to grant Genenta a non-exclusive, worldwide sublicense to use the “Lentigen know how” in the Field of Use for the Term. Such know how is not be sublicensable by Genenta to any third party.

Please note that GlaxoSmithKline Intellectual Property Development Limited (i) shall have no ownership rights to the improvements made to the Lentigen Know How to the extent that such improvements have are not jointly created by Telethon-OSR and GlaxoSmithKline Intellectual Property Development Limited; (ii) shall have a non-exclusive, sublicensable, perpetual, royalty-free, fully paid-up right and license under Telethon-OSR improvements to the Lentigen Know-How to use such Telethon-OSR’s improvements in connection with the GSK Alliance and for internal research and development activities.

Section 11.2(b)

None.

Section 11.2(c)

None.

Section 11.2(d)

None.

Section 11.2(e)

None.

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